Exhibit 10.10

31 October, 2025

YOOX Net-A-Porter-Group S.p.A.

(as Vendor)

and

TheOGroup, LLC

(as Purchaser)

ASSETS PURCHASE AGREEMENT

related to

“TheOutnet”

SCHEDULE 1	58
CONTRACTS	58
SCHEDULE 2	60
THIRD PARTY CONSENTS	60
SCHEDULE 3	61
TRANFERRING PERSONAL DATA	61
SCHEDULE 4	62
IP DEED OF ASSIGNMENT	62
SCHEDULE 5	63
IP COEXISTENCE AGREEMENT	63
SCHEDULE 6	64
ASSETS	64
SCHEDULE 7	66
MATERIAL SUBSIDIARIES	66
SCHEDULE 8	67
LIMITATIONS ON VENDOR LIABILITY	67
SCHEDULE 9	71
TRANSFERRING INTELLECTUAL PROPERTY	71
SCHEDULE 10	72
UK EMPLOYEES	72
SCHEDULE 11	75
PRE-COMPLETION OBLIGATIONS	75
SCHEDULE 12	77
COMPLETION OBLIGATIONS	77
SCHEDULE 13	79
VENDOR WARRANTIES	79
SCHEDULE 14	84
PURCHASER’S WARRANTIES	84
SCHEDULE 15	86
TSA TERMS	86
SCHEDULE 16	87
PURCHASE ORDERS	87
SCHEDULE 17	88
PERMITTED ACTIONS	88

SCHEDULE 18	89
BRANDS	89
SCHEDULE 19	90
THE BUSINESS INFORMATION	90

THIS AGREEMENT is made on 31 October 2025

BETWEEN

(1)

YOOX Net-A-Porter-Group S.p.A., a joint stock company (societa per azioni) incorporated under Italian laws, having its registered office at Via Morimondo 17, Milan, Italy and registration number 02050461207 with the Companies’ Register of Milano Monza Brianza Lodi (the “Vendor”); and

(2)

TheOGroup, LLC, a company incorporated under the laws of the State of Delaware, having its registered office at National Registered Agents, Inc., 1209 Orange Street, Wilmington, Delaware 19801 (the “Purchaser”).

(the Vendor and the Purchaser, collectively, the “Parties” and each of them a “Party”).

WHEREAS

(A)	The Vendor operates the Business (as defined below) directly and indirectly, also through its Material Subsidiaries (defined below).
(B)

Prior to the date hereof, in the context of a competitive auction process, organised and managed by UniCredit and carried out to select an investor interested in acquiring the Assets, the Purchaser has conducted, directly and through its Representatives (as defined below), a commercial, financial, accounting, legal, tax, technology due diligence investigation on the Business, including (i) access to the Data Room (as defined below) and the Factbook (as defined below); (ii) attendance to management presentations held on July 21, 2025, management expert sessions held on August 14, 2025, August 9, 2025, August 28, 2025, September 1, 2025 and September 5, 2025 and site visits (including site visits at Clifton Warehouse on August 21, 2025) and (iii) running of interviews (including in the form of Q&A sessions) of various Representatives of the top management of the Vendor and the Vendor Group.

(C)

The Vendor, the Purchaser and Wachtel Missry LLP, as escrow agent, have entered into a security deposit agreement of even date hereof (“Security Deposit Agreement”) relating to the payment of USD 2,000,000.00 (two million/00) into escrow to be released as set forth in that agreement.

(D)

The Vendor wishes to sell (or procure the sale of) and the Purchaser wishes to acquire the Assets and to assume certain obligations relating thereto, with a view to acquiring the Business in succession to the Vendor and its Material Subsidiaries, as applicable, subject to the terms of this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants, agreements, obligations and conditions set forth herein, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” means, in relation to a body corporate, any direct or indirect subsidiary or holding company (or holding companies, in case of joint-control, co-control or common control), of such body corporate, and any direct or indirect subsidiary of any such holding company(es), in each case from time to time;

“Agreed Form” means, in relation to a document, the form of that document agreed in writing by or on behalf of the parties as being in Agreed Form;

“Agreement” means this asset purchase agreement;

“Antitrust Authorities” means, collectively, the competent antitrust authorities of the State of Kuwait and the Kingdom of Saudi Arabia.

“Antitrust Clearance” means (a) a decision, in whatever form (including a declaration of lack of jurisdiction or competence) by any Antitrust Authority authorising, not objecting to or granting an exemption to the performance of the Transaction, with the express inclusion of any decision or consent setting forth conditions, undertakings, obligations, prescriptions, measures, or requirements on the Purchaser, its Affiliates and/or the Assets (other than a Burdensome Condition (as defined below)), or (b) the expiry of the applicable waiting periods (or any extension thereof) pursuant any applicable Law.

“Applicable Data Protection Laws” means all applicable laws governing the privacy, collection, Processing, use, transfer, disclosure, protection, integrity and security of Personal Data, including: (i) the General Data Protection Regulation 2016/679 (the “GDPR”); (ii) the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (together with the DPA, the “UK GDPR”); (iii) the Privacy and Electronic Communications Directive 2002/58 EC and the Privacy and Electronic Communications Regulations 2003; (iv) Italian Legislative Decree no. 196 of 30 June 2003 (the “Italian Privacy Code”), as amended and supplemented from time to time; (v) the Swiss Federal Act on Data Protection (“FADP”); and (vi) any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements any of the above or which otherwise relates to data protection, privacy or the use of Personal Data, in each case as applicable and in force from time to time, and as amended, consolidated, re-enacted or replaced from time to time;

“Assets” has the meaning given in Clause 2.1;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising or collecting body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Base Consideration” means USD 30,000,000.00 (thirty million/00 US dollars);

“Burdensome Condition” has the meaning given in Clause 4.9;

“Business” means “TheOutnet” business division carried on by the Vendor Group;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of London (United Kingdom), Milan (Italy), New York, New York (United States), Tokyo (Japan), the State of Kuwait and the Kingdom of Saudi Arabia are open for ordinary banking business;

“Business Information” means the items set forth in Schedule 19;

“Claim” means any claim by the Purchaser for breach of any of the Vendor Warranties;

“Clifton Warehouse” means the warehouse located at 125 Delawanna Avenue, Clifton, NJ 07014, USA;

“Clifton Inventory” means the Inventory physically located at Completion in the Clifton Warehouse;

“Clifton Warehouse Lease” means the lease agreement entered into by Spg Delawanna LLC, as landlord, and YNAP Corp, as tenant, on May 8, 2018, relating to the Clifton Warehouse;

“Completion” means completion of the sale and purchase of the Assets in accordance with Clause6;

“Completion Consideration” has the meaning given in Clause 3.3;

“Completion Date” means the date on which Completion takes place;

“Condition Precedent” has the meaning given in Clause 4.1;

“Confidential Information” has the meaning given in Clause 18.1;

“Contracts” means the contracts and agreements listed under Schedule 1;

“Controller” has the meaning given to such term or equivalent concept in the relevant Applicable Data Protection Laws;

“Customer Liabilities” means any outstanding store credit accumulated by any customer with the Vendor and/or any member of the Vendor Group arising out of or related to the Business, whether in the form of discounts, voucher, cash or other cash equivalent;

“Customer Order” means any order issued by any customer of the Vendor Group under the Vendor’s standard terms and conditions of sale of products through TheOutnet Platform in relation to which any underlying rights and/or obligations are still pending as at Completion;

“Data Room” means all the documents, data and information made available to the Purchaser and/or its Affiliates and/or their respective Representatives for the due diligence contained in a virtual data room managed by Datasite between July 31, 2025 and October 9, 2025, all of which documents, data and information have been incorporated in a USB stick delivered to the Purchaser and to Vendor within 3 (three) Business Days after the Signing Date;

“Data Subject” has the meaning given to such term or equivalent concept in the relevant Applicable Data Protection Laws;

“Deferred Transfer Inventory” has the meaning given in Clause 16.1;

“Deferred Transfer Inventory Request” has the meaning given in Clause 16.3;

“Dematic” has the meaning given to Schedule 1;

“Dematic Agreements” has the meaning given to Schedule 1;

“Disclosed Information” means any information, fact, event, circumstance or matter that is mentioned, reflected or referred to in this Agreement (including the schedules thereto and any other agreements or documents executed by and between the Parties or by the Purchaser with any member of the Vendor Group on the date hereof, relating to the Transaction);

“Dispute” has the meaning given in Clause 29.3;

“Disputed Matters” has the meaning given in Clause 3.6(g);

“Domain Names” means the domain names listed in Schedule 9;

“Downwards Adjustment” has the meaning given in Clause 3.3(a);

“Downwards Consideration” has the meaning given in Clause 3.3(a);

“Due Amount” has the meaning given in Clause 3.7(b)(i);

“Employees” means the UK Employees and the US Employees;

“Employment Liabilities” has the meaning given in Clause 15.11;

“Encumbrance” means any mortgage, charge, pledge and lien;

“ERISA” has the meaning given in Clause 15.11;

“Escrow Agent” means the escrow agent to be agreed in good faith between the Parties ahead of Completion;

“Euro Exchange Rate” means with respect to a particular currency, the London 4:00 p.m. Closing Spot Rate of exchange for that currency into euro as published by Reuters or, where no such rate is published in respect of that currency for the relevant date by Reuters, at the fixing rate quoted by the European Central Bank around 4:00 p.m., in each case on the sixth Business Day prior to Completion;

“Escrowed Completion Consideration” has the meaning given in Clause 3.5;

“Excluded Assets” has the meaning given in Clause 2.2;

“External Events” has the meaning given in Clause 3.7;

“Fairly Disclosed” means fairly and accurately disclosed (with sufficient detail to enable a reasonable party to identify the nature and scope of the matter disclosed and to form a view whether to exercise any rights in respect of such matter);

“Final Consideration” has the meaning given in Clause 3.6(j);

“Final Term” means May 31, 2026.

“Gross Inventory Value” means the value (in monetary Euro terms) of the Inventory calculated on the basis of the historical cost of the products (which is the original purchase price of the products) plus directly attributable inbound costs (for illustrative purposes only, such costs are approximately equal to 5% (five percent) of the historical cost of the products, provided that the relevant costs varies depending on the relevant product)) as recorded in the Vendor Group’s ERP software Navision. For reference purposes, the Gross Inventory Value as of August 25, 2025 is equal to Euro 105,295,000 (one hundred five million two hundred ninety-five thousand/00);

“Independent Expert” means the accounting firm Deloitte, provided that, if Deloitte does not agree to perform, or is unable or unwilling to complete the services set forth under this Agreement and the Purchaser, on one side, and the Vendor, on the other side, fail to agree on its replacement with another accounting firm of international standing, preferably among the so called big four, which is independent from the Purchaser and the Vendor, within the following 5 (five) Business Days, such replacement will thereupon be designated by the President of the Institute of Chartered Accountants in England and Wales, among the accounting firms of international standing, preferably among the so called big four, which are independent from the Purchaser and the Vendor, upon request of the most diligent of the Purchaser and the Vendor, provided that such designation cannot be appealed or challenged for any reason whatsoever;

“Insurance Indemnification Amount” has the meaning given in Clause 3.7;

“Intellectual Property” means all rights in patents, utility models, trademarks, service marks, logos, getup, trade names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, plant variety rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), in all cases whether registered or unregistered, all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and all applications for or registrations of any of the foregoing rights;

“Interim Period” has the meaning given in Clause 5.1;

“Interporto Warehouse” means the warehouse located at Blocco 15.1, Interporto, 40010 Bentivoglio, Italy.

“Interporto Inventory” means the Inventory physically located at Completion in the Interporto Warehouse;

“Inventory” means the inventory as at Completion Date composed of all products exclusively related to the Business, a list of which will be delivered to the Purchaser on

Completion Date. In order to ensure that the quality of Inventory as at Completion Date will support the ordinary course of business compared to the inventory as of August 25, 2025 as detailed under document no. 1.1.4.2 (2025.08.25 - Current Inventory by SKU_TON) in the Data Room, such Inventory at Completion Date will result from: (a) new products being acquired from (i) ordinary course suppliers of the Business, and/or (ii) Mr. Porter, Net-A-Porter and/or MyTheresa, to the extent from Signing Date such infra-group acquisitions pertain to product belonging to the Fall Winter 2024 or newer season; and (b) products being sold to customers in the ordinary course of business;

“Inventory Completion Value” means the Net Inventory Value as at Completion Date, it being understood that if any product part of the Inventory value is denominated in any currency other than Euro, the corresponding amount shall be converted into Euro for the purposes of calculation of the Inventory Completion Value by applying the Euro Exchange Rate. For the purposes of calculating the Inventory Completion Value and the Inventory Delta, to the extent the Net Inventory Value as at the Completion Date is lower than the Inventory Reference Value by reason of Inventory Material Damage, the reduction in value attributable to Inventory Material Damage shall not be taken into consideration until the aggregate reduction exceeds 30% (thirty percent) of the Gross Inventory Value as at Completion Date, and only the amount of such reduction exceeding 30% (thirty percent) of the Gross Inventory Value as at Completion Date shall be taken into account;

“Inventory Delta” has the meaning given in Clause 3.2(b);

“Inventory Material Damage” means material damage to Inventory that would reasonably render the affected products unsaleable in the ordinary course of the Business without repair or reconditioning, including damage caused by fire, flood or other water ingress, smoke, infestation or vermin, mould/mildew, contamination or comparable catastrophic events;

“Inventory Reference Value” means Euro 90,000,000.00 (ninety million/00). For the sake of clarity, this figure is based on the Net Inventory Value as of 31 March 2025 provided in the Management Presentation in the Data Room under reference number 1.1.2.3 (such Net Inventory Value as of 31 March 2025 resulting from a Gross Inventory Value of Euro 116 million less 22% depreciation);

“IP Deed of Assignment” means the deed of assignment of the Transferring Intellectual Property to be executed as at Completion Date in the form attached hereto as Schedule 4;

“IP Coexistence Agreement” means the intellectual property coexistence agreement to be executed as at Completion Date in the form attached hereto as Schedule 5;

“Irrecoverable VAT” means any amount in respect of VAT which a person (or the representative member of the VAT group of which such person is a member) has incurred and in respect of which that person is not (nor is any member of the same VAT group) able to recover (by way of credit, repayment, refund, input deduction, set-off calculation during declaration or assessment or otherwise) from any relevant Tax Authority pursuant to and determined in accordance with any relevant Law;

“Joint Committee” has the meaning given in Clause 5.4;

“Labor and Employment Laws” has the meaning given in Clause 15.11;

“Laws” means all applicable legislation (including Applicable Data Protection Laws), statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Losses” means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties and legal and other professional fees;

“Material Subsidiaries” means the subsidiaries of the Vendor set forth in Schedule 7, with such subsidiaries transferring Assets in accordance with this Agreement;

“Maximum Weekly Shipment” has the meaning given in Clause 16.2;

“NAP” means The Net-A-Porter Group Limited, a private limited company incorporated under the laws of England and Wales, registered under no. 03820604, having its registered office at 1 The Village Offices, Westfield London, Ariel Wat, London, W127GF, United Kingdom;

“Net Inventory Value” means the value (in monetary Euro terms) of the Inventory corresponding to the Gross Inventory Value depreciated by 22% (twenty-two percent); it being expressly agreed and understood for the sake of clarity that the foregoing definition shall be the only one applicable for the purposes of calculating the Inventory Completion Value. For reference purposes, the Net Inventory Value as of August 25, 2025 was equal to Euro 82,100,000 (eighty-two million one hundred thousand/00);

“New Jersey WARN Act” has the meaning given in Clause 15.9;

“Objection Notice” has the meaning given in Clause 3.6(e);

“Permitted Actions” has the meaning given in Clause 5.3;

“Personal Data” has the meaning given to such term or equivalent concept in the relevant Applicable Data Protection Laws;

“Post-Completion Continuing Obligations” means all obligations of the Vendor and each member of the Vendor Group arising out of or related to the Assets, and, more broadly, the Business (including, all obligations under the Contracts arising after Completion, the Purchase Orders and the Customer Orders);

“Post-Completion Notice” has the meaning give in Clause 3.6(c);

“Purchaser” has the meaning give in the introductory paragraph;

“Purchase Order” means any purchase order and/or confirmation order that is issued by the Vendor or any member of the Vendor Group to suppliers for the purchase of products to be sold to customers through TheOutnet Platform, in relation to which any underlying rights and/or obligations are still pending as at Completion; for illustrative purposes, a list of such Purchaser Orders as of September 30, 2025 is included under Schedule 16, and such list will be updated by the Vendor as of Completion Date with the most recent Purchase Orders available and delivered to the Vendor on Completion;

“Purchaser Group” means the Purchaser and each of its Affiliates;

“Purchaser’s Bank Account” means the bank account that the Purchaser shall notify to the Vendor at least 5 (five) Business Days before the relevant due date for payment;

“Purchaser’s Designated Warehouse” has the meaning given in Clause 16.1;

“Purchaser Warranties” means the warranties set out in Clause 9 and Schedule 14;

“Pre-Completion Notice” has the meaning given in Clause 3.2;

“Process”, “Processed”, “Processor” or “Processing”, “Processor” have the meaning given to such terms or equivalent concepts in the relevant Applicable Data Protection Laws;

“Recipient” has the meaning given in Clause 17.6;

“Relevant VAT Proceeding” has the meaning given in Clause 17.12(e);

“Relevant VAT Return” has the meaning given in Clause 17.12(b);

“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Returned Products” has the meaning given in Clause 12.9(a);

“Qualified Value Decrease” has the meaning given in Clause 3.7;

“Security Deposit Agreement” has the meaning given in Recital (C);

“Signing Date” means the date of the execution of this Agreement;

“Special Closing Date” has the meaning given in Clause 6.2;

“Specific Brands” means the brands that are set forth in Schedule 18;

“Specific Brand Marketing Conditions Inventory” means the products part of the Inventory which pertain to any of the Specific Brands;

“Supplier” has the meaning given in Clause 17.6

“Supervisory Authority” shall have the meaning given to such term or equivalent concept in the relevant Applicable Data Protection Laws;

“Tax” means:

(a)

all forms of direct and indirect tax, levy, impost, contribution, duty, liability and charge in the nature of taxation (including, but not limited to, registration taxes, stamp duties, cadastral tax, mortgage tax, state or local tax, income and corporate income taxes, trade tax, wealth tax, value-added tax, consumption tax, sales tax, property tax or any kind of transfer tax, excise taxes, customs duties, capital gains taxes, substitute taxes or charges of related fees however denominated) and all related withholdings or deductions of any nature (including, for the avoidance of doubt, PAYE and National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)	all related fines, penalties, charges and interest,

imposed, levied or collected by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to the Purchaser, Vendor or another person (and “Taxes” and “Taxation” shall be construed accordingly);

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose, enforce or assess a liability for or to collect Tax;

“Tax Authority Determination” has the meaning given in Clause 17.9;

“TheOutnet Platform” means The “TheOutnet” platform powering multiple sales channels Web and App;

“Third Party Claim” has the meaning given in paragraph 7 of Schedule 8;

“Third Party Consent” means, the written consent or approval of each counterparty to each Contract (and Purchaser Order and Customer Order, if applicable) listed in Schedule 2 and which consent or approval (i) is required for the assignment or novation to the Purchaser of each Contract (and Purchaser Order and Customer Order, if applicable) listed in Schedule 2 and (ii) shall include an express waiver by each relevant Contract counterparty of any continuing or outstanding liability and obligation of the Vendor or any member of the Vendor Group following the effective date of the assignment or novation;

“Third Country” means (i) in relation to Personal Data subject to the GDPR, any country or territory outside of the scope of the data protection laws of the European Economic Area, excluding countries or territories approved as providing adequate protection for Personal Data by the European Commission from time to time and (ii) in relation to Personal Data transfers subject to the UK GDPR, any country or territory outside of the scope of the data protection laws of the UK, excluding countries or territories approved as providing adequate protection for Personal Data by the relevant competent authority of the UK from time to time and (iii) in relation to Personal Data transfers subject to the FADP, any country or territory outside of Switzerland, excluding countries or territories approved as providing adequate protection for Personal Data by Swiss Federal Council from time to time;

“TOGC” has the meaning given in Clause 17.8;

“Transaction” has the meaning given in recital (D);

“Transaction Documents” means this Agreement, the Transitional Service Agreement, the IP Deed of Assignment, the IP Coexistence Agreement, the Data Processing Agreement, the Security Deposit Agreement and any documents in Agreed Form;

“Transferring Intellectual Property” means all Intellectual Property beneficially owned by the Vendor or any member of the Vendor Group and used or intended for use exclusively in relation to the Business as listed in Schedule 9;

“Transferring Personal Data” means the Personal Data of the Data Transferor’s customers as set out in Schedule 3;

“Transitional Services Agreement” means the transitional services agreement to be executed on Completion Date between the Vendor and the Purchaser;

“TSA Draft Separation Plan” has the meaning given in Clause 11.2;

“TSA Terms” has the meaning given in Clause 11.1;

“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended);

“UK Employees” means the individuals employed by NAP who are wholly providing services to the Business whose details as at the Signing Date are set out in Schedule 10, provided that such list shall be updated by the Vendor as at Completion Date and delivered to the Purchaser within 1 (one) Business Days prior to Completion to reflect (subject always to Clause 5.8) the individuals employed by NAP who are wholly providing services to the Business at the Completion Date (the mechanism pursuant to which any individual might be included in, or excluded from, the Vendor in Schedule 10 as at Completion Date, the “UK Employees True-Up Mechanism”);

“UK Employment Claims” means all or any direct or indirect actions, proceedings, claims, demands, costs, losses, expenses (including legal expenses on an indemnity basis), damages, liabilities and penalties whatsoever;

“UK Employment Costs” means all salaries, wages, sales incentives, bonuses, holiday pay, commission insurance premia and costs of providing other employment benefits, all statutory or other mandatory contributions or levies, social security contributions, retirement benefit contributions (in each case, including, where applicable, employees’ and employer’s portion), taxation (including all income tax deductible) and any other financial obligations due in accordance with applicable Laws, contract and practice (including, but not limited to, under or in connection with their employment contract and any applicable collective bargaining agreement);

“UK New Employees” has the meaning give in Clause 5.8;

“UK Replacing Employees” has the meaning give in Clause 5.8;

“Union” has the meaning given in Schedule 13;

“Upwards Adjustment” has the meaning given in Clause 3.3(b);

“USD Exchange Rate” means with respect to a particular currency, the London 4:00 p.m. Closing Spot Rate of exchange for that currency into USD as published by Reuters or, where no such rate is published in respect of that currency for the relevant date by Reuters, at the fixing rate quoted by the European Central Bank around 4:00 p.m., in each case on the sixth Business Day prior to Completion;

“US Employees” means the individuals employed by YNAP Corp. who are providing services to the Business at the Clifton Warehouse as at Completion Date;

“US Employment Contribution Amount” has the meaning given in Clause 15.10;

“VAT” means: (i) value added tax charged pursuant to VATA 1994; (ii) value added tax (as amended from time to time) charged pursuant to Council Directive 2006/112/EC on the common system of value added tax; (iii) and any similar value added, consumption, sales or turnover Tax, wherever chargeable;

“VAT Refund Assessment” has the meaning given in Clause 17.11;

“VAT Refund Claim” has the meaning given in Clause 17.10;

“VATA 1994” means the Value Added Tax Act 1994 as amended;

“Vendor” has the meaning given in the introductory paragraph;

“Vendor’s Bank Account” means the bank account of the Vendor that it shall notify to the Purchaser at least 5 (five) Business Days before the relevant due date for payment;

“Vendor Group” means the Vendor and the Material Subsidiaries;

“Vendor Warranties” has the meaning given in Clause 8.1;

“Working Hours” means 9:30 am to 5:30 pm on a Business Day;

“YNAP Corp” means YNAP Corporation, a corporation incorporated under the laws of Delaware, registered under no. 3581062, having registered office at 111 West 33 Street, New York, NY 1012, USA

“YOOX KK” means Yoox K.K., a stock company incorporated under the laws of Japan, having its registered office at 4F Oak Omotesando, 3-6-1 Kita-aoyama, Minato-ku, Tokyo, 107-0061.

1.2	In this Agreement, unless the context otherwise requires:
(a)

“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006 and “subsidiary undertaking” means “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006;

(b)

every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)

the Vendor tax warranties included under Clause 17.3, the Vendor Warranties under Clause 14.2 and the Vendor Warranties under paragraph 2.3, 2.4, 2.5, 2.6, 2.7, 3 and 4 of Schedule 13 are expressly be deemed to be qualified by the actual knowledge of Mr. Michael Kliger, having made reasonable inquiry with top management of the Business, in any case with the express exclusion, for the avoidance of doubt, of any constructive or imputative knowledge;

(d)

references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;

(e)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(f)	references to a “party” means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;
(g)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(h)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;
(i)	a person shall be deemed to be ‘connected’ with another if that person is connected with such other within the meaning of section 1122 of the Corporation Tax Act 2010;
(j)	references to “Euro”, “EUR” or “€” are references to the lawful currency from time to time of the European Union;
(k)	reference to “USD” or $ or US dollar are references to the lawful currency from time to time of the United States of America;
(l)	references to times of the day are to Milan time unless otherwise stated;
(m)	references to writing shall include any modes of reproducing words in a legible and non- transitory form;

(n)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(o)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and
(p)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
1.4	Each of the schedules to this Agreement shall form part of this Agreement.
1.5	References to this Agreement include this Agreement as amended or varied in accordance with its terms.
2.	SALE OF ASSETS
2.1

On the terms set out in this Agreement and subject to Clauses 2.2 and 12, the Vendor shall sell, or procure the sale of, and the Purchaser shall purchase all the assets of the Vendor and each member of the Vendor Group relating to, or used exclusively for the purposes of, the Business which are listed below (the “Assets”), with effect from Completion (except as otherwise provided for under this Agreement in relation to the Deferred Transfer Inventory), with full title guarantee:

(a)	the benefit (subject to the burden) of the Contracts as at Completion, the Purchase Orders and Customer Orders (in accordance with Clause 10);
(b)	the Transferring Intellectual Property and the Domain Names (in accordance with Clause 13);
(c)	the Business Information (set forth in Schedule 19);
(d)	the Transferring Personal Data (in accordance with Clause 14);
(e)	the Inventory (in accordance with Clause 16);
(f)

the equipment to be acquired by the Vendor under the 2019 Dematic Agreement, but only if, and to the extent that, the Purchaser duly obtains ahead of Completion the Third Party Consent from the “Landlord (as defined in the Clifton Warehouse Lease); and

(g)	UK Employees (for the sake of clarity, subject to, and in accordance with Clause 15),

it being understood and agreed that Schedule 6 contains a list allocating ownership of such Assets among the Vendor and the Material Subsidiaries.

2.2

Notwithstanding Clause 2.1, for the avoidance of doubt, the sale and purchase pursuant to this Agreement shall not include any of the following assets, contracts, property or rights (the “Excluded Assets”) and nothing in this Agreement shall pass to the Purchaser, or shall be construed as acceptance by the Purchaser, of any of the Excluded Assets:

(a)	any cash in hand or at the bank or cash equivalents owned by the Vendor and its Affiliates;
(b)

the Vendor’s corporate minute books and other books and records pertaining to the organisation, existence or capitalisation of the Vendor and any other books and records that the Vendor is required by Law to retain after Completion;

(c)	any amounts recoverable in respect of Taxation relating to the Business attributable to the period, or transactions occurring, prior to the Completion Date; and
(d)	the benefit of any and all insurance claims and repayments held by the Vendor and its Affiliates arising on or before Completion in relation to the Business.
3.	CONSIDERATION
3.1

The purchase price for the sale of the Assets payable at Completion (except for the payment(s) relating to the Deferred Transfer Inventory, which shall be performed in accordance with Section 3.5 below) by the Purchaser to the Vendor to the Vendor’s Bank Account (unless the scenario under Clause 3.3(a) below applies, in which case the Completion Consideration (as defined below), to be calculated pursuant to, and in accordance with, the mechanics set forth therein shall be paid by the Vendor to the Purchaser to the Purchaser’s Bank Account) shall be equal to the Completion Consideration (as defined below).

3.2	At least 5 (five) Business Days prior to the Completion Date, the Vendor shall send a notice to the Purchaser setting out:
(a)	its good faith estimate of the Inventory Completion Value;
(b)

the amount (in monetary Euro terms) obtained by applying the following formula: Inventory Reference Value minus Inventory Completion Value (as estimated pursuant to letter (a) above) (the “Inventory Delta”);

(c)	the amount of the Completion Consideration calculated in accordance with Clause 3.3 below; and
(d)

the apportionment of the Completion Consideration among (i) the Italian Operating Inventory, (ii) the Deferred Transfer Inventory and (iii) the Clifton Inventory in proportion to the Inventory Completion Value referred to, respectively, the Italian Operating Inventory, the Deferred Transfer Inventory and the Clifton Inventory. It remains agreed and understood that, out of the total

Completion Consideration, an amount equal to USD 1.00 (one/00) will be apportioned to each of all other Assets (i.e., those Assets other than the Italian Operating Inventory, the Deferred Transfer Inventory and the Clifton Inventory) to be transferred pursuant to this Agreement.

(the “Pre-Completion Notice”).

3.3

The consideration for the sale of the Assets payable at Completion by the Purchaser to the Vendor to be included in the Pre-Completion Notice shall be calculated as follows (the “Completion Consideration”):

(a)

should the Inventory Delta be a positive value, then an amount equal to 70% (seventy percent) of the Inventory Delta (in monetary USD terms, to be converted from Euro into USD pursuant to the USD Exchange Rate) (the “Downwards Adjustment”) shall be deducted from the Base Consideration (the value obtained by deducting the Downwards Adjustment from the Base Consideration, the “Downwards Consideration”). It remains agreed and understood that:

(i)	if the Downwards Consideration is a positive value, then the Downwards Consideration shall be the Completion Consideration to be paid by the Purchaser to the Vendor at Completion;
(ii)

if the Downwards Consideration is a negative value, then the absolute value of such Downwards Consideration is regarded by the Parties as a contractual penalty for the Vendor’s inability to provide a minimum critical amount of inventory necessary to satisfy Purchaser’s desired business process efficiency (without prejudice to the Parties’ obligation to proceed with Completion pursuant to the terms of this Agreement), and shall be paid pursuant to payment terms applying to the Completion Consideration by the Vendor to the Purchaser at Completion (and not by the Purchaser to the Vendor, notwithstanding anything to the contrary under this Agreement); and

(iii)

if the Downwards Consideration is equal to zero, then the Parties shall proceed with Completion and the Completion Consideration to be paid by the Purchaser to the Vendor at Completion shall be USD 1.00 (one /00 US dollar);

(b)

should the Inventory Delta be a negative value, an amount equal to the absolute value of the Inventory Delta (in monetary USD terms, to be converted from Euro into USD pursuant to the USD Exchange Rate) (the “Upwards Adjustment”) shall be added to the Base Consideration, it being agreed and understood that the sum obtained by adding the Upwards Adjustment to the Base Consideration will be the Completion Consideration to be paid by the Purchaser to the Vendor at Completion; and

(c)	should the Inventory Delta be equal to 0 (zero), the Completion Consideration shall be equal to the Base Consideration,

provided that, notwithstanding anything to the contrary in the foregoing, if:

(x)

the Inventory Completion Value is higher than the Inventory Reference Value, but the increase in value of the Inventory Completion Value as compared to the Inventory Reference Value is not higher than 1% (one percent) of the Inventory Reference Value, or

(y)

the Inventory Completion Value is lower than the Inventory Reference Value, but the decrease in value of the Inventory Completion Value as compared to the Inventory Reference Value in not higher than 1% (one percent) of the Inventory Reference Value, then in either case under (x) and (y) above (as applicable) the Completion Consideration shall be equal to the Base Consideration; it remains further understood that, in case the scenarios set forth under items (x) and (y) do not apply, then the mechanism set forth under Clauses 3.3(a), 3.3(b) and 3.3(c) above shall apply in full (and not only for the excess of the +/- 1% (one percent) threshold).

3.4

The Parties, at their own risk, hereby acknowledge and agree that the Completion Consideration shall not be subject to any adjustment, whether upwards or downwards, except as set out in Clause 3.6 and in Clause 3.9 below.

3.5

Notwithstanding any other provision in this Agreement, the Parties agree that the portion of the Completion Consideration pertaining to the Deferred Transfer Inventory (the “Escrowed Completion Consideration”) shall not be paid to the Vendor on Completion Date, but will rather be transferred by the Purchaser to the Escrow Agent on Completion Date and progressively released to the Vendor in such amounts as shall reflect the corresponding portion of the Deferred Transfer Inventory progressively transferred to the Purchaser. The relevant escrow agreement shall be negotiated in good faith between the Parties ahead of Completion so as to incorporate the above-mentioned principles. It remains agreed that the costs of such escrow shall be on the Purchaser.

3.6	The Parties acknowledge and agree that:
(a)

after Completion Date, the Vendor and the Purchaser undertake to constructively cooperate and consult in good faith in relation to the price adjustment procedure set forth under this Clause 3.6, with a view to avoid any delay in the post-Completion transfer of ownership and, more in general, any disruption to the Business;

(b)

for the purposes of Clause 3.6, the Vendor undertakes to provide the Purchaser with (i) supporting documentation and (ii) access to the relevant warehouses where the Inventory is located, in each case as reasonably requested by the Purchaser in good faith (with no business disruption to the Vendor and its Affiliates).

(c)

within 4 (four) Business Days following the Completion Date (solely on the basis of a sample check analysis on the Inventory to be performed by the Purchaser at the Interporto Warehouse and Clifton Warehouse (with the Vendor’s good faith cooperation, and with Vendor’s Representatives being present during such sample check analysis) within 3 (three) Business Days after Completion) the Purchaser shall provide the Vendor with a notice either (x) confirming the Inventory Completion Value, the Inventory Delta and the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice, or (y) rejecting the Inventory Completion Value, the Inventory Delta and the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice and setting out:

(i)	the Purchaser’s calculation of the Inventory Completion Value;
(ii)	the Purchaser’s calculation of the Inventory Delta; and
(iii)	the Purchaser’s calculation of the Completion Consideration, to be in any case calculated pursuant to the mechanism set forth under Clause 3.3 above (the “Post-Completion Notice”);

it being understood that, if the Parties mutually agree to directly deliver to the Purchaser any product part of the Inventory without such product being first stored at Interporto Warehouse, the value of any such items (i) will be calculated in the Inventory Completion Value and (ii) will be determined in advance by the Parties and no objection as to the value of such items can be raised by the Purchaser afterwards (nor under the Post-Completion Notice).

(d)

The Inventory Completion Value, the Inventory Delta and the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice shall be final and biding upon the Parties (and, for the sake of clarity, subject to no further challenge or adjustment under Clause 3.6(j)) for all the purposes of this Agreement:

(i)	if no Post-Completion Notice is duly delivered by the Purchaser to the Vendor within 4 (four) Business Days from the Completion Date in accordance with Clause 3.6(c); or
(ii)

if the Post-Completion Notice confirms the value of the Inventory Completion Value, the Inventory Delta and the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice.

(e)

Upon receipt of a duly delivered Post-Completion Notice which rejects the Inventory Completion Value, the Inventory Delta and/or the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice, the Vendor shall have the right to deliver to the Purchaser within 5 (five) Business Days from the receipt of the Post-Completion Notice a written notice of disagreement with respect thereto (the “Objection Notice”), specifying the items which are disputed, the nature and reasons for such disagreement;

(f)

if an Objection Notice is timely and duly served by the Vendor in accordance with Clause 3.6(e) above, then during a period of 5 (five) Business Days following the receipt of such Objection Notice, the Vendor and the Purchaser shall attempt to amicably resolve any disagreement which they may have with respect to any matter specified in such Objection Notice. Should the Parties reach an amicable solution, the consideration agreed between the Purchaser and the Vendor shall be the Final Consideration (as defined below);if an Objection Notice is timely and duly served by the Vendor in accordance with Clause 3.6(e) above and at the end of the period set forth under Clause 3.6(f), the Vendor and the Purchaser fail to reach an agreement in writing with respect to any and all of the matters which are the subject matter of the Objection Notice (the matters in relation to which the Vendor and the Purchaser fail to reach an agreement, the “Disputed Matters”), then the Disputed Matters shall be devolved to the Independent Expert by means of a written request submitted to the Independent Expert either Party (to be notified also to the other Party). The Independent Expert shall deliver its final determination on the Disputed Matters to the Parties within 10 (ten) Business Days from its appointment, together with its calculation of the Inventory Completion Value, the Inventory Delta and the Completion Consideration reflecting the Independent Expert’s determination in relation to the Disputed Matters and, to the extent applicable, the agreements, if any, between the Parties in relation to any Disputed Matter;

(h)

if in the circumstances contemplated by Clause 3.6(e) above, no Objection Notice is timely and duly served by the Vendor, then the Inventory Completion Value, the Inventory Delta and the Completion Consideration notified by the Purchaser to the Vendor in the Post-Completion Notice shall be final and biding upon the Parties;

(i)	it remains agreed between the Parties that:
(i)

the Independent Expert shall act as expert. Any decision of the Independent Expert may be based on its equitable evaluation, it being understood that the equitable evaluation shall be exclusively applied if this Agreement does not provide any rule or criteria or guidance for the resolution of the item(s) in dispute;

(ii)

the Independent Expert shall decide the procedure to be followed in the determination, except that each of the Purchaser and the Vendor shall have the right to submit to the Independent Expert any comment, information and/or documentation they deem appropriate and to reply to any comment, information and/or documentation submitted by the other;

(iii)

the Vendor and the Purchaser shall respectively provide or procure that the Independent Expert is provided with all such information as the Independent Expert shall reasonably require in order to perform the services contemplated hereby;

(iv)	the determinations of the Independent Expert pursuant to Clause 3.6(g) shall, in the absence of clear error or collusion, be final and binding upon the Parties; and
(v)

all fees and expenses of the Independent Expert shall be fully borne by the Party whose position is rejected in full by the Expert’s decision, unless the Independent Expert’s decision confirms in full the position of any of the Parties, in which case the relevant fees and expenses shall be borne pro rata among the Parties on the basis of the extent of the Independent Expert’s decision.

(j)

The Parties agree to settle any difference between (x) the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice and paid to the Vendor by the Purchaser on Completion Date and (y) the consideration (i) finally amicably agreed in writing between the Parties in accordance with Clause 3.6(f), (ii) determined by the Independent Expert in accordance with Clause 3.6(g) or (iii) set out in the Post-Completion Notice, where an Objection Notice is not timely and duly served by the Vendor in accordance with Clause 3.6(h), (the consideration under clauses (i), (ii) and (iii), the “Final Consideration”), in each case subject to the terms and conditions set forth under this Agreement, as follows:

(i)

if the Final Consideration is higher than the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice and paid to the Vendor by the Purchaser on Completion Date, then the Purchaser shall pay to the Vendor an amount equal to the difference between (x) the Final Consideration, and (y) the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice and paid to the Vendor by the Purchaser on Completion Date, within 10 (ten) Business Days following the date on which the Final Consideration is finally determined pursuant to this Clause 3.6;

(ii)

if the Final Consideration is lower than the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice and paid to the Vendor by the Purchaser on Completion Date, then the Vendor shall pay to the Purchaser an amount equal to the difference between (x) the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice and paid to the Vendor by the Purchaser on Completion Date, and (y) the Final Consideration, within 10 (ten) Business Days following the date on which the Final Consideration is finally determined pursuant to this Clause 3.6; and

(iii)

if it is determined pursuant to this Clause 3.6 that there is no difference between the Final Consideration and the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice and paid to the Vendor by the Purchaser on Completion Date, then the Completion Consideration notified by the Vendor to the Purchaser in the Pre-Completion Notice and paid to the Vendor by the Purchaser on Completion Date shall not be subject to any adjustment or reduction and it shall be final and binding between the Parties for all the purposes of the Agreement, without prejudice to Clause 3.9 below.

3.7

Notwithstanding anything to the contrary in the foregoing, if the Inventory Delta is positive and such decrease in value (the “Qualified Value Decrease”) is due, in whole or in part, to external events which occurred prior to Completion Date and which are coverable under an insurance policy for the benefit of the Vendor or any of its Affiliates (the “External Events”), then:

(a)

should the Qualified Value Decrease result in a Downward Adjustment entitling the Purchaser to either reduce the Base Consideration pursuant to Clause 3.3(a)(i), or to pay USD 1.00 (one /00 US dollar) to the Vendor pursuant to Clause 3.3(a)(iii), the Parties shall proceed with Completion on Completion Date under the terms of this Agreement, and at Completion the Purchaser shall pay to the Vendor the Downwards Consideration pursuant to Clause 3.3(a)(i) or USD 1.00 (one /00 US dollar) pursuant to Clause 3.3(a)(iii), as the case may be, it remains expressly agreed and understood that in such scenario the Vendor shall have the right to seek indemnification from the relevant insurer(s) in relation to the occurrence of the External Events, provided that the Vendor shall benefit in full of any Indemnification Amount received in relation thereto (and bear the risk of no Indemnification Amount being obtained);

(b)

should the Qualified Value Decrease result in a Downward Adjustment entitling the Purchaser to receive the Downwards Consideration from the Vendor pursuant to Clause 3.3(a)(ii) of this Agreement, the Parties shall proceed with Completion on Completion Date under the terms of this Agreement, and at Completion the Purchaser shall pay to the Vendor an amount equal to USD 1.00 (one /00 US dollar), provided that promptly after the occurrence of the External Event, the Vendor shall send a notice of claim under, and in accordance with the terms of, the insurance policy in order to seek from the relevant insurer(s) indemnification as a consequence of the occurrence of the External Events (The amount actually received, if any, under the insurance policy is referred to as the “Insurance Indemnification Amount”.) It remains expressly acknowledged and agreed that:

(i)

if no Insurance Indemnification Amount is received by the Vendor (or any of its Affiliates) from the relevant insurer(s) under the insurance policy as a consequence of the occurrence of the External Event on or before the date that is two years from the Completion Date, then the Vendor shall pay the Purchaser the amount the Purchaser would have been entitled to receive from the Vendor pursuant to Clause 3.3(a)(ii) of this Agreement (the “Due Amount”) by using its own funds, within 10 (ten) Business Days from the day on which it will be finally ascertained that no Indemnification Amount shall be received from the relevant insurer(s) by the Vendor (or any of its Affiliates);

(ii)

if on or before the date that is two years from the Completion Date the Insurance Indemnification Amount is actually received by the Vendor (or any of its Affiliates) from the relevant insurer(s) under the insurance policy as a consequence of the occurrence of the External Event, then the Vendor shall use - in full or in part - the Indemnification Amount to pay the Purchaser the Due Amount, within 10 (ten) Business Days from the receipt of the Indemnification Amount by the relevant insurers, it being understood and agreed that (y) should the Insurance Indemnification Amount actually received by the Vendor be lower than the Due Amount, the Vendor shall use the full Insurance Indemnification Amount to cover a portion of the Due Amount and use its own funds to cover the remaining portion of the Due Amount and (z) should the Insurance Indemnification Amount actually received by the Vendor be higher than the Due Amount, the Vendor shall pay to the Purchaser the Due Amount under this Agreement and retain for itself the remaining portion of the Insurance Indemnification Amount.

3.8

It remains expressly agreed and understood for the sake of clarity that no decrease in the Inventory Completion Value as compared to the Reference Inventory Value, irrespective of the reasons for such decrease (if any), shall release the Purchaser from its obligations under this Agreement, including the obligation to complete the Transaction and comply with the Purchaser’s Completion obligations pursuant to this Agreement.

3.9

Any amount paid by the Purchaser or the Vendor pursuant to any covenant to pay, indemnity or other obligation compensatory in nature contained in this Agreement or in respect of a breach of this Agreement will, to the extent permitted by law, be deemed to adjust the consideration paid by one Party to the other Party under this Agreement.

4.	CONDITION PRECEDENTS
4.1

The obligations of the Parties to consummate the Transaction at Completion shall be subject to the condition precedent of the obtainment, or, to the extent permitted by applicable Laws, the waiver pursuant to Clause 4.2 below, on or prior to the Final Term, of the Antitrust Clearances (the “Condition Precedent”).

4.2

Should the Condition Precedent not be fulfilled for whatever reason, or waived, to the extent permissible under applicable Laws, by each of the Vendor and the Purchaser on or before the Final Term, the Final Term shall be extended for a further period of 30 (thirty) days. The extended date pursuant to this Clause 4.2 shall become the new Final Term for the purposes of this Agreement.

4.3

If the Condition Precedent is not fulfilled or waived - to the extent permissible under applicable Laws - by the Final Term, as it may be extended pursuant to Clause 4.2, this Agreement shall be deemed as automatically terminated and have no further force and effect, except for the provisions and obligations under this Clause 4.3 and Clauses 1, 18, 24, 25, and 29, as well as the provisions of this Agreement that in accordance with their terms or their nature shall survive to the termination of this Agreement or the ceasing of its effects, which will remain in full force and binding between the Parties. Without prejudice to the generality of the foregoing, in the event the Agreement is terminated in accordance with this Clause 4.3, each Party shall be relieved from each and any obligation set forth under this Agreement and shall have no liability vis-à-vis the other Party, provided, however, that the termination of the Agreement pursuant to this Clause 4.3 shall not affect the liability, if any, of any Party in respect of (i) damages for non-performance or delayed performance of any obligation under this Agreement that prevented any Condition Precedent from being satisfied on or before the Final Term, and (ii) the relevant obligations set forth in the provisions of this Agreement, which, in accordance with their terms or their nature, shall survive to the termination of this Agreement.

4.4

The Purchaser acknowledges that it is essential for the Vendor that the Condition Precedent is fulfilled and satisfied as soon as possible and in any event by the Final Term, as extended as the case may be pursuant to Clause 4.2.

4.5

The Parties acknowledge and agree that the Condition Precedent is set forth for the benefit of all Parties and that such conditions, to the extent permissible under applicable Laws, can be waived exclusively by the written agreement of each of the Vendor and the Purchaser.

4.6	The Purchaser warrants that:
(A)

prior to the Signing Date, it has carried out, both directly and through its Representatives, a complete and adequate antitrust assessment with reference to the consummation of the Transaction, it being understood that, with respect to the portion of such assessment which is related to the Vendor, such assessment was solely based on the information expressly provided by the Vendor for that specific purpose;

(B)

the Antitrust Authorities are the sole competent Authorities to scrutinize or approve the concentration and the Transaction, or with which a filing is to be made prior to, or in connection with, Completion; and

(C)

in light of assessment made in accordance to subclause (A), it is not aware of any facts or circumstances that may cause the Antitrust Authorities to take any action, or refrain from taking any action, that may prevent or delay the granting of the Antitrust Clearances.

4.7	Therefore, the Purchaser undertakes to, and shall procure that any of its Affiliates will:
(A)

duly, timely and properly prepare and make full, complete and accurate filings, notices and requests for authorization to the Antitrust Authority, at its own care and expenses, in relation to the Transaction as soon as practicable after the Signing Date and, in any event, by and no later than 15 (fifteen) Business Days from the Signing Date or any other shorter term provided for by applicable Laws, for the purpose of obtaining the Antitrust Clearances;

(B)	do everything in its power to obtain the Antitrust Clearances in compliance with applicable antitrust Laws as soon as possible;
(C)	promptly supply in the shortest reasonably possible time period any additional information, data and document that may be requested to obtain the Antitrust Clearances;
(D)	bear all costs and expenses connected with the filing and related antitrust process;

(E)

keep the Vendor regularly updated on the status of the antitrust process and provide as soon as reasonably possible to the Vendor copies of any notification, filing or submission submitted by the Purchaser and any other material communication exchanged with the Antitrust Authorities;

(F)

submit in advance to the Vendor a draft of any notification, filing, or submission to be filed with the Antitrust Authorities before finalizing and submitting any such notification, filing, or submission, in order for the Vendor to review them and provide their comment, and take such comments into due account and use its best endeavors to incorporate them into the above documents;

(G)

inform in advance the Vendor of any meeting with the Antitrust Authority and give the Vendor and any of their representatives the opportunity to attend in any meeting or discussion with any Antitrust Authority in respect of any filings, investigation, inquiry or any other matter related to the obtainment of Antitrust Clearances; and

(H)

abstain from taking any action or omitting to do any act, that could, directly or indirectly, have the effect of delaying, impairing or impeding the receipt of the Antitrust Clearances or the performance of the relevant notification.

Any drafts, submissions, or correspondence with any Antitrust Authority prepared by the Purchaser and shared with the Vendor shall be treated as confidential and shall not constitute an admission or waiver of any privilege, legal position or commercial assessment of the Purchaser.

4.8

The Vendor shall, and, to the extent of its competence and control, shall cause any member of the Vendor Group to, as soon as reasonably practicable, provide the Purchaser with the information and documents relating to the Assets or the Business or any member of the Vendor Group as may be reasonably requested by the Purchaser for the preparation of the notifications and filings with the Antitrust Authorities or to satisfy any additional request by the Antitrust Authorities.

4.9

The Purchaser shall, as soon as practicable and, in any case, on or before the Final Term, propose, accept and comply with any conditions, obligations, prescriptions, measures or requirements set forth or imposed by any of the Antitrust Authorities on the Purchaser, any of its Affiliates and/or the Assets to consummate the Completion, provided that the Purchaser shall not be obliged to accept, offer or comply with any condition, obligation, prescription, measure or requirement that would reasonably be expected to materially adversely affect the business of the Purchaser, any of its Affiliates or the Assets as currently conducted (the “Burdensome Condition”).

4.10

The Purchaser hereby irrevocably accepts the full risk (other than in relation to a Burdensome Condition), whether or not foreseeable, relating to the conditions, obligations, requirements, objections or challenges that the Antitrust Authorities may raise and undertakes to bear any and all related costs, burdens, and expenses in respect of any possible action or omission required of the Purchaser, any of its Affiliates and/or on the Assets by the Antitrust Authorities in order to obtain the Antitrust Clearances or perform the relevant antitrust notification, provided that, nothing in this Agreement shall oblige the Purchaser, in its compliance with Clause 4.9 or this Clause 4.10, to take any act, or refrain from taking any act, to the extent such act or omission would constitute a Burdensome Condition. All the above it being understood that, in no event, compliance by the Purchaser with this Clause 4.10 and Clause 4.9 above shall release the Purchaser from its obligations under the Agreement and/or affect the Completion Consideration and/or the Final Consideration or any of the transactions under this Agreement, which will not be subject to any amendment, adjustment or revision.

4.11	The Purchaser shall not, and shall ensure that none of its respective Affiliates will, take any action that could reasonably be expected to delay or impede the granting of the Antitrust Clearance.
4.12	The Purchaser shall notify the Vendor in writing no later than 2 (two) Business Days after receipt of any Antitrust Clearances.
5.	PRE-COMPLETION OBLIGATIONS
5.1	During the period from the date of this Agreement to the Completion Date (the “Interim Period”) the Vendor shall perform its obligations as set out in Schedule 11.
5.2	Subject to Clause 5.1, the Vendor shall continue to carry on the Business for its own benefit and at its own risk up to Completion.
5.3

Notwithstanding anything to the contrary set out in this Agreement, during the Interim Period, the Vendor and/or any member of the Vendor Group shall be entitled to carry out (or abstain from) any action as may be required or appropriate for the purposes of implementing any action listed under Schedule 17 (the “Permitted Actions”).

5.4

Between the date of this Agreement and Completion, the Vendor shall, at the Purchaser’s request, form a committee (which shall remain in place until Completion) (the “Joint Committee”) and, together with the Purchaser, appoint appropriately experienced and qualified individuals to that committee. For the avoidance of doubt any such committee will operate in accordance with all applicable Laws.

5.5

The Joint Committee shall meet on a monthly basis or at such other intervals as the Vendor and the Purchaser may reasonably agree. The purpose of the Joint Committee shall be, inter alia, to facilitate discussions on planning for integration post-Completion and agreement between the Vendor and the Purchaser on a “day-one-readiness-plan” (including, any possible removal of Contracts – provided that the Clifton Warehouse Lease shall remain included under Schedule 1, and that the Parties shall cooperate in good faith and use their commercially reasonable efforts to obtain the Third Party Consent in relation to the transfer of the Clifton Warehouse Lease to the Purchaser ahead of Completion – or inclusion of new agreements to be transferred under Schedule 1 (subject to any Third Party Consent, if applicable) including any possible discussion related to the Dematic Agreements (as defined in Schedule 1). During the Interim Period, the Vendor and the Purchaser shall cooperate and discuss in good faith with a view to identifying the composition of the Italian Operating Inventory and the Deferred Transfer Inventory (including in terms of specific products by SKUs, provided that such indication in terms of SKUs will then be updated and adjusted on the basis of the actual products which will be part of the Inventory). In addition, during the Interim Period, the Vendor shall provide to the Purchaser all information reasonably requested in relation to the Assets and the Business (including UK Employees and related employment information, and the terms, performance and status of all Contracts), promptly update the Purchaser on any material developments in the Business, and facilitate introductions to key Contract counterparties, suppliers and other relevant stakeholders, subject in each case to confidentiality undertakings and compliance with applicable competition and antitrust laws. The Parties acknowledge that the Purchaser shall not exercise control or decisive influence over the Business or the Assets prior to Completion, that the Vendor shall continue to operate the Business independently and in the ordinary course, and that the activities of the Joint Committee shall be conducted strictly in accordance with applicable competition and antitrust laws, without the exchange of commercially sensitive information (unless there is the proper previous involvement of a clean team and related rules), price fixing, customer allocation or any other conduct prohibited by such laws. Subject to the foregoing, the Purchaser may undertake integration planning and engage with the Vendor through the Joint Committee to identify key personnel, operational and systems priorities, and to prepare draft communications and implementation plans for use following Completion.

5.6

The Purchaser and the Vendor shall, during the Interim Period, cooperate in good faith and at their own respective costs to plan and implement coordinated communications to customers, suppliers, partners and the wider market in connection with the Transaction, with the objective of ensuring a smooth transition of the Business and continuity of operations of the Business following Completion. Each Party shall (a) consult with the other on the content, timing and method of any customer or public announcements relating to the Transaction, (b) provide such reasonable assistance, information and access to personnel as may be required to support the preparation of communications,(c) take all such actions as are reasonably necessary to maintain the confidence of customers and counterparties and to avoid disruption to the Business, (d) consult in good faith so as to afford to the Purchaser reasonable access, during normal business hours, to the UK Employees and related information relating to the Business, and (e) cooperate in good faith with a view to facilitate the Purchaser’s cancellation and replacement of the guarantee issued under the Clifton Warehouse Lease. Nothing in this Clause shall require either Party to take any action or share any information in breach of applicable competition, antitrust, data-protection or other Laws.

5.7

During the Interim Period, upon request of the Purchaser, the Vendor shall provide the Purchaser with reasonable information and details of Purchase Orders having (a) a value greater than Euro 20,000.00 (twenty thousand/00) and (b) delivery date falling before Completion Date.

5.8

During the Interim Period, the Vendor and its Affiliates shall be entitled to replace any UK Employees listed at Schedule 10 as the Signing Date with newly employed individuals who (a) perform a similar role to the departed employee(s) and (b) receive substantially the same remuneration and benefits as the departed employee(s) who they are replacing, with such newly employed replacement individuals being defined as “UK Replacement Employees” and qualifying as UK Employees pursuant to the UK Employees True-Up Mechanism. It remains expressly agreed and understood that, notwithstanding anything to the contrary in the foregoing, to the extent the Vendor or its Affiliates determine (acting reasonably and in consultation with the Purchaser) that it is in the best interest of the Business to hire additional employees (who are not listed at Schedule 10 as the Signing Date), with such individuals being defined as “UK New Employees” and qualifying as UK Employees pursuant to the UK Employees True-Up Mechanism, then they shall have the right to do so. For the avoidance of doubt, the Vendor shall indemnify the Purchaser in accordance with Clauses 15.7(e), 15.7(f), 15.7(g) and 15.7(h) in respect of any UK Replacement Employees and UK New Employees employed by NAP in the Interim Period pursuant to this Clause 5.8. For the avoidance of doubt, the Replacing UK Employees and the New Uk Employees shall all qualify as “UK Employees” under this Agreement.

5.9

The Vendor shall take all action as is necessary to ensure that the procedure for the renewal of the trademarks comprising Transferring Intellectual Property that are indicated in Schedule 9 as having expired on or before Completion Date is started before Completion Date (with such procedure not requiring any Purchaser’s consent under this Agreement).

5.10

From the Signing Date until the earlier of Completion or termination of this Agreement, the Vendor shall not, and shall procure that its Affiliates and their respective directors, officers, employees and advisers do not, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal or offer from any person (other than the Purchaser or its Affiliates) concerning any acquisition of the Assets (or any material part thereof) or any similar transaction in respect of the Business or (b) enter into, continue or participate in any discussions or negotiations with any person in relation to any such inquiry, proposal or offer. The Vendor shall promptly notify the Purchaser of any unsolicited approach of which it becomes aware and shall provide reasonable details thereof. Nothing in this Clause 5.10 shall prevent the Vendor from responding to any communication where a response is required by applicable Law or a governmental authority (in which case the Vendor shall, to the extent legally permitted, notify the Purchaser in advance).

6.	COMPLETION
6.1	Completion shall take place virtually (or at any place as agreed in writing by the Vendor and the Purchaser) on:
(a)

the last calendar day of the month in which the Condition Precedent has been satisfied or waived by the Vendor and the Purchaser (unless otherwise agreed in writing between the Parties); it being agreed and understood that if the Condition Precedent is satisfied (or waived by the Vendor and the Purchaser) on or after the 20th (twentieth) calendar day of such month, Completion will fall on the last calendar day of the following month.

(b)

Without prejudice to the Clause 6.1(a), should the Condition Precedent be satisfied (or waived by the Vendor and the Purchaser) in any calendar day of October 2025, November 2025 or December 2025, the Completion Date shall be:

(i)	January 31, 2026; or

(ii)

if the Vendor elects to postpone at its sole discretion the Completion Date from January 31, 2026, either February 28, 2026 or March 31, 2026, as determined by the Vendor at its sole discretion by written notice to the Purchaser at least 10 (ten) Business Days prior to January 31, 2026; or

(iii)	any other date agreed as may be agreed in writing by the Vendor and the Purchaser should the Parties mutually decide to expressly deviate from the application of Clauses 6.1(b)(i) and 6.1(b)(ii).
6.2

If the Completion Date pursuant to the terms of this Agreement falls on a Saturday, on a Sunday or on a bank holiday (the “Special Closing Date”), then the Party which – pursuant to the Pre-Completion Notice – is required to pay the Completion Consideration at Completion shall, notwithstanding anything to the contrary in the Agreement, pay such Completion Consideration to the Escrow Agent on the Business Day immediately preceding the Special Closing Date (provided that the payment shall be instructed in such a way that the Escrow Agent can confirm receipt of funds on the Business Day immediately preceding the Special Closing Date). In such a scenario, on the first Business Day immediately following the Special Closing Date the Parties shall promptly require in writing the Escrow Agent to immediately release in full, without any set-off or deduction, the Completion Consideration to the Vendor. It remains agreed and understood for the sake of clarity that, if the Vendor complies with its Completion Obligations under Schedule 12 of the Agreement, then the Purchaser cannot refuse or delay to instruct the Escrow Agent to immediately proceed with the release in favour of the Vendor; in case of any such delay/refusal, the instruction of the Vendor (upon proof of compliance with the Vendor’s Completion Obligations under Schedule 12 of this Agreement) shall be sufficient to proceed with the release of the Completion Consideration in favour of the Vendor. It further remains agreed and understood that, if the Escrow Agent does not confirm in writing the receipt of the Completion Consideration on the Business Day immediately preceding the Special Closing Date, then the Purchaser shall be deemed to be in breach of this Agreement and the Vendor shall be under no obligation to comply with its Completion Obligations under Schedule 12 of this Agreement. The relevant escrow agreement shall be negotiated in good faith between the Parties ahead of Completion so as to incorporate the above-mentioned principles.

6.3	In case of a Special Closing Date, any and all activities related to the performance of Completion shall start, to the extent possible, at 7 p.m. CET time.
6.4	At Completion:
(a)	the Vendor shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 12; and
(b)	the Purchaser shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 12.
6.5	All documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering or making them.
6.6	Simultaneously with:

(a)	the delivery of all documents and items required to be delivered; and
(b)	the performance of all other obligations required to be performed at Completion, including payment of the Consideration,

all such documents, items and payments shall cease to be held to the order of the person delivering or making them, shall be released and Completion shall be deemed to have taken place.

6.7	The Parties shall undertake and implement any actions and /or formalities required, necessary or deemed beneficial under any applicable Laws to execute the transfer of the Assets.
6.8

Without prejudice to Clause 19.3 and to any other rights and remedies a Party may have, if a Party does not comply with its obligations under Clause 6, the other Party may proceed to Completion as far as practicable (without limiting its rights under this Agreement) or defer Completion to a date being not more than 20 Business Days following the date on which Completion would otherwise have taken place (so that the provisions of this Clause 6 shall apply to Completion so deferred) provided that such deferral may only occur once.

7.	POST-COMPLETION UNDERTAKINGS
7.1

The Purchaser shall not, and shall procure that none of its Affiliates shall, during the period beginning with the Signing Date and up to 3 (three) years thereof, directly or indirectly offer employment to, enter into a contract for the services of, or attempt to entice away from the Vendor or from any Material Subsidiary, any employee (except, in each case, for the UK Employees that will be transferred under this Agreement), officer or director who is at any moment during the above mentioned timeframe employed or engaged with the Vendor or any of its direct or indirect subsidiaries.

7.2

The Vendor shall not, and shall procure that none of its Affiliates shall, during the period beginning with the Signing Date and up to 3 (three) years thereof, directly or indirectly offer employment to, enter into a contract for the services of, or attempt to entice away from the Purchaser, any employee, officer or director who is at any moment during the above mentioned timeframe employed or engaged with the Purchaser, including for the avoidance of doubt, the UK Employees that will be transferred under this Agreement.

7.3

The Purchaser undertakes that from Completion it shall not offer for sale any Specific Brand Marketing Conditions Inventory other than via TheOutNet Platform. Therefore, with a view to preserve the Specific Brands, the Purchaser shall ensure that TheOutnet Platform continues to: (i) enjoy a prestigious and excellent reputation consistent with that of the relevant Specific Brands’ trademarks and the products (including in terms of quality of the design, style and general appearance, also with respect to editorial texts, videos, photographs, images of models, advertising and promoting materials; customer service; customer base and footprint; sales potential; other brands and products represented and sold; technology used, also with a view to ensure compliance with applicable laws and regulations as well as security measures); and (ii) possess the requisite prestigious and luxurious set-up for the sale of the relevant Specific Brands’ products within an appropriate sales context. To this extent, TheOutnet Platform shall (i) comply with the relevant Specific

Brands’ image and reputation as a luxury brand and manufacturer of prestige products of the highest technical and artistic quality, (ii) incorporate content (including but not limited to pictures and texts) which relates to the Specific Brands, and which preserves the image of luxury and prestige of the supplier, and (iii) sell only an assortment specifically authorized by and agreed with the Specific Brands.

8.	VENDOR WARRANTIES
8.1

The Vendor warrants to the Purchaser as at the date of this Agreement that each of the Warranties set out in Schedule 13, the Vendor tax warranties included under Clause 17.3 and the data protection warranties under Clause 14.2 (the “Vendor Warranties”) is true and accurate on the date of this Agreement and shall be true and accurate as of Completion (unless a different date or period is specifically referred to therein).

8.2	Each of the Vendor Warranties is separate and independent.
8.3

The content and scope of the Vendor Warranties (and, therefore, any liability of the Vendor and relevant indemnification undertaking in favour of the Purchaser) shall be limited by, qualified and subject to:

(a)

the matters Fairly Disclosed in the Disclosed Information and, therefore, each and all Vendor Warranties are deemed for all purposes to be qualified by all such facts, circumstances and matters so Fairly Disclosed, and therefore each Vendor Warranty shall be read as being granted to the exception of matters Fairly Disclosed in the Disclosed Information notwithstanding the fact that they are not expressly mentioned as an exception in each Vendor Warranty; and

(b)	any limitations, exceptions or exclusions expressly provided for in this Agreement or under applicable Law.
8.4	Any Claim shall be subject to the provisions of this Clause 8 and Schedule 8.
8.5

Except for the matters Fairly Disclosed in the Disclosed Information, no other information of which the Purchaser, its agents or its advisers has (or could have had) knowledge (in each case whether actual, constructive or imputed) of, notwithstanding such other information not having been Fairly Disclosed under the Disclosed Information, shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

9.	PURCHASER WARRANTIES
9.1	The Purchaser warrants to the Vendor as at the date of this Agreement in the terms set out in Schedule 14 (the “Purchaser Warranties”).
9.2

Without prejudice to any other remedy available to the Vendor under this Agreement and any applicable Laws, the Purchaser shall be liable vis-a-vis the Vendor and its Affiliates against, and reimburse the Vendor and its Affiliates for, any Loss that the Vendor and its Affiliates (as applicable, and without any duplication of liability) suffers or incurs, as a result of or in connection with (i) the breach of any warranties made by the

Purchaser under Schedule 14 and (ii) the breach of any covenant and obligation upon the Purchaser under this Agreement.

10.	CONTRACTS AND PURCHASE ORDERS
10.1	With effect from Completion:
(a)

Without prejudice to Clauses 12.4, 12.5(c), 12.6, and 12.9, the Purchaser shall be entitled to benefit of the Contracts, Purchase Orders and Customer Orders as well as any rights and entitlements thereunder and the Purchaser shall carry out, perform and complete all the obligations and liabilities to the extent arising under the Contracts, the Purchase Orders and the Customer Orders; and

(b)

the Vendor shall assign to the Purchaser, or procure the assignment to the Purchaser of, all of the Contracts, Purchase Orders and Customer Orders which are capable of assignment without a novation, consent, licence, approval, waiver or the like from a third party and this Agreement shall constitute an assignment of such Contracts, Purchase Orders and Customer Orders.

10.2

The Vendor shall use or procure the relevant member of the Vendor Group to use, its commercially reasonable efforts to obtain the Third Party Consents by Completion Date. The Purchaser shall cooperate, whenever necessary, to obtain such Third Party Consent by providing the Vendor with all necessary information that may be required from the relevant counterparties. It remains expressly agreed and understood that, in relation to the Clifton Warehouse Lease, the relevant Third Party Consent shall be deemed as obtained only if the Landlord (as defined in the Clifton Warehouse Lease) also accepts the cancellation and replacement of the guarantee currently issued thereunder by the Vendor or its Affiliates with another customary guarantee, or similar security instrument, which shall be acceptable both to such Landlord and the Purchaser and for the avoidance of doubt if the Third Party Consent shall not have been received prior to Completion Date, the Purchaser shall not assume any burden or other obligation pursuant to Clause 2.1(a) of this Agreement in respect of such Clifton Warehouse Lease. If Third Party Consents have been obtained at Completion the Vendor (or the relevant member of the Vendor Group) and the Purchaser (or the relevant member of the Purchaser Group) shall execute an assignment agreement or a novation agreement, as applicable, pursuant to the terms of the applicable laws governing the relevant Contracts or any other formalities required by the relevant Contract and/or by the applicable Law, to effect the assignment or novation of the Contracts and the Purchase Orders. In case the Purchaser does not obtain the Third Party Consent in relation to the Clifton Warehouse Lease prior to Completion Date, then by no later than Completion Date the Purchaser shall notify the Vendor of the period (which in any case shall not exceed December 31, 2026) for which the Purchaser would request, under a new service to be then included under the Transitional Services Agreement, to be serviced by the Vendor from the Clifton Warehouse.

10.3

If needed, the Vendor may (or procure the relevant member of the Vendor Group to) notify the counterparties to the Contracts, to the Purchase Orders and the Customer Orders (excluding any Contract, Purchase Order or Customer Order which is the subject of Clause 10.6) of the Transaction and of the identity of the Purchaser in writing, on or after Completion.

10.4

The Purchaser shall indemnify and hold harmless the Vendor and its Affiliates for any claim made by any third party in relation to the transfer of the Contracts and/or Purchase Orders and/or Customer Orders which (i) are not included in Schedule 2 or (ii) are included in Schedule 2 and the relevant Third Party Consent has been obtained.

10.5	For the avoidance of doubt, if a Contract and/ or Purchase Order and/or Customer Order requires a Third Party Consent and such Third Party Consent has not been obtained prior to Completion:
(a)	the Purchaser shall not assume any burden or other obligation pursuant to Clause 2.1(a) of this Agreement in respect of such Contract, Purchase Order or Customer Order; and
(b)	such Contract or Purchase Order or Customer Order will not be transferred or assigned to the Purchaser.
10.6

Nothing in this Agreement shall be construed as an assignment or attempted assignment of a Contract and/or Purchase Order and/or Customer Order if such assignment or attempted assignment would constitute a breach of such Contract and/or Purchaser Order and/or Customer Order.

10.7

The Purchaser acknowledges and agrees that neither compliance by the Vendor with this Clause 10 nor the obtainment of any Third Party Consent shall be a condition to Completion and the lack of obtainment of Third Party Consent shall not release in any event whatsoever the Purchaser from its obligations under this Agreement and /or affect the Final Consideration.

11.	TRANSITIONAL SERVICE AGREEMENT
11.1

From the date of this Agreement up to (and including) the Completion Date, the Parties shall negotiate in good faith and finalise the Transitional Services Agreement (including the relevant services) in accordance with the main terms and conditions set forth in the term sheet attached hereto as Schedule 15 (the “TSA Terms”). Without prejudice to the above, in case at Completion the Parties will not have finalised the good faith negotiations regarding the Transitional Services Agreement, the Parties shall continue such negotiations with a view to execute the Transitional Services Agreement as soon as possible, and in the period of any such possible prolonged negotiations (i.e., starting from Completion and until the Transitional Services Agreement is executed by all parties thereto) the TSA Terms shall be directly and immediately applicable and binding among the Parties.

11.2

From the date of this Agreement up to the Completion Date, the Purchaser shall prepare a first draft of separation plan (the “TSA Draft Separation Plan”) and provide a copy of such TSA Draft Separation Plan to the Vendor on Completion.

11.3

The Vendor and the Purchaser shall, and they shall procure their respective Affiliates to, at all times commit such resources as are necessary to ensure their respective compliance with the Transitional Services Agreement as envisaged in the TSA Terms.

12.	LIABILITIES, PROFITS AND RETURNS
12.1	With effect from Completion the Purchaser shall:
(a)	assume responsibility for, pay and discharge the Post-Completion Continuing Obligations and the Customer Liabilities as they fall due;
(b)

indemnify and hold the Vendor or applicable member of the Vendor Group harmless (on an after-Tax basis) against the payment and performance of the Post-Completion Continuing Obligations and the Customer Liabilities and any and all costs suffered or incurred by the Vendor or the applicable member of the Vendor Group as a result of any failure to pay, perform and discharge the Post-Completion Continuing Obligations and the Customer Liabilities;

(c)	use its best effort to cancel or replace guarantees (if any) given under a Contract in respect of the Business by a member of the Vendor Group, within 10 Business Days from Completion Date, and
(d)	pay, satisfy or discharge all debts, liabilities and obligations incurred by the Purchaser in connection with the Business after Completion.
12.2

Except as otherwise expressly provided under Clause 2.1, Clause 11, Clause 12.1 (solely in relation to Customer Liabilities, but without prejudice for the sake of clarity to the principle set forth under Clause 12.1 above in relation to the Purchaser’s responsibility for the Post-Completion Continuing Obligations), Clause 13, Clause 14, Clause 15 (solely pursuant to the TUPE Regulations) and Clause 16 of this Agreement, nothing in this Agreement shall pass to the Purchaser, or shall be construed as acceptance by the Purchaser of, any liability, debt or other obligation of the Vendor for anything done or omitted to be done before Completion in the course of or in connection with the Assets (the “Excluded Liabilities”) and the Vendor shall:

(a)	indemnify the Purchaser against all Losses suffered or incurred by the Purchaser in connection with the Excluded Liabilities; and
(b)	perform all obligations falling due for performance or which should have been performed prior to Completion Date, including, for the avoidance of doubt, under the Contracts.

None of the prior Clauses referenced in this Section 12.2 shall limit Vendor’s liability with respect to a breach of any of those certain warranties of the Vendor set forth on Schedule 13.

12.3

The Vendor agrees with the Purchaser that it will, in accordance with the ordinary course of business and its past practice, pay, satisfy or discharge before Completion all debts, liabilities and obligations relating in any way to the Assets if they fall due before Completion. If the Purchaser becomes aware that the Vendor has failed to discharge any such liabilities and proves that such failure materially damages the Business as a whole as carried on by the Purchaser after Completion, it may give notice of that fact to the Vendor. If the Vendor does not provide evidence that the liability in question is disputed on reasonable grounds, the Purchaser may satisfy such liability on the Vendor's behalf and shall be entitled to request reimbursement from the Vendor of the amount paid by the Purchaser within a period of 30 days from the payment of such liability.

12.4	Notwithstanding anything to the contrary provided for under this Agreement from Completion the Purchaser:
(a)

shall not be liable vis-a-vis any suppliers of the Vendor (or any member of the Vendor Group), or to the Vendor itself, for (i) any payment of any products delivered to the Vendor (or any member of the Vendor Group) before Completion, to the extent any such products comprise part of the Inventory the value of which has been taken into account by the Parties in the valuation of the Completion Consideration; for the avoidance of doubt, the Vendor (or any member of the Vendor Group) shall be liable for any such payment obligations, or (ii) any payment, obligation and liability under the Contracts for the period prior to Completion Date; and

(b)

shall be liable vis-à-vis any suppliers of the Vendor (or any member of the Vendor Group) for any payment of any products ordered under a Purchase Order before Completion but neither paid nor delivered at Completion (and that as such are not part of the Inventory transferred pursuant to this Agreement).

12.5	With effect from Completion:
(a)

all moneys relating to products sold and invoiced by the Business (i.e., by the Vendor or any member of the Vendor Group) prior to Completion (for the avoidance of doubt, such products shall not be included in the Inventory or included in the calculation of Inventory Completion Value) and all income accruing in respect of any of the products prior to Completion (i.e., such products have been sold and shall not be included in the Inventory or included in the calculation of Inventory Completion Value) shall belong to the Vendor;

(b)

all moneys relating to products sold and invoiced by the Business (i.e., by the Purchaser or any member of the Purchaser Group, without prejudice to any provision to the contrary set out in the Transitional Service Agreement) after Completion and all income accruing in respect of any of the Assets on or after Completion shall belong to the Purchaser; and

(c)

notwithstanding anything to the contrary under this Agreement, all moneys relating to products sold and invoiced by the Business (i.e., by the Vendor or any member of the Vendor Group) before Completion (for the avoidance of doubt, such products shall not be included in the Inventory or included in the calculation of Inventory Completion Value), but to be cashed in pursuant to the relevant terms of sale on or after Completion, shall belong to the Vendor.

12.6	With effect from Completion all moneys or other items related to the Business belonging to the Vendor which are received by the Purchaser under Clause 12.5(a) and 12.5(c),

shall be held in trust by the Purchaser for the Vendor, if any, and shall be paid to the Vendor on the Vendor’s Bank Account.

12.7

With effect from Completion all moneys or other items related to the Business belonging to the Purchaser which are received by the Vendor under Clause 12.5(b) shall be held in trust by the Vendor for the Purchaser, if any, and shall be paid to the Purchaser on the Purchaser’s Bank Account.

12.8

Unless otherwise agreed between the Parties, any sum payable from one Party to the other Party under Clauses 12.6, 12.7 and 12.9(a)(ii) shall be paid in cash monthly on the last day of each month (starting from the month on which Completion Date falls) and until such payment is made, such sum shall be held on trust by one Party for the benefit of the other.

12.9	With effect from Completion:
(a)

the Vendor shall be responsible for the payment of any customer refund in respect of products sold on TheOutnet Platform and invoiced to customers before Completion that are returned by customers after Completion (the “Returned Products”), provided that (i) the Vendor shall be the owner of such Returned Products upon return and (ii) the Purchaser shall be obliged to purchase all Returned Products from the Vendor for a Purchase Price equal to 50% (fifty percent) of the retail price at which such Returned Products were originally sold (as showed in the relevant original invoice); and

(b)	for the sake of clarity, the Purchaser shall be responsible for any customer refund in respect of products sold and invoiced to customers after Completion.
12.10

The Vendor shall indemnify and hold harmless the Purchaser and its Affiliates, on demand, from and against all claims, liabilities, costs, expenses, loss and damage arising out of, relating to, or in connection with, the matter disclosed in the data site under file 2.6.12.1 entitled “YNAP Corporation – Letter from Attorney (10.18.25)_red”.

12.11

Without prejudice to any other remedy available to the Vendor under this Agreement and any applicable Laws, the Vendor shall be liable vis-a-vis the Purchaser and its Affiliates against, and reimburse the Purchaser and its Affiliates for, any Loss that the Purchaser and its Affiliates (as applicable, and without any duplication of liability) suffers or incurs, as a result of or in connection with any breach by the Vendor of any warranty set forth in Schedule 13. Each such liability obligation shall be subject to the applicable limitations on Vendor’s liability set forth in Schedule 8.

13.	INTELLECTUAL PROPERTY AND DOMAIN NAMES
13.1	The transfer of Transferring Intellectual Property and the Domain Names shall be regulated by the IP Deed of Assignment and the IP Coexistence Agreement.
14.	TRANSFERRING PERSONAL DATA
14.1	It is hereby acknowledged that as at the date hereof:

(a)

the Transferring Personal Data pertaining to customers located in the European Economic Area, the United Kingdom and Switzerland are being processed both by the Vendor and by NAP as independent Controllers;

(b)

the Transferring Personal Data pertaining to customers located outside the European Economic Area, the United Kingdom and Switzerland (except Japan) are being processed both by the Vendor and by NAP as independent Controllers; and

(c)	the Transferring Personal Data pertaining to customers located in Japan are processed by the Vendor, NAP, and YOOX KK.
14.2	The Vendor warrants that its privacy notices permit the transfer of Personal Data to a purchaser in connection with the sale of the Assets.
14.3

For the purposes of the Data Transfer (as defined below), the Vendor, NAP and YOOX KK will act as transferors of Transferring Personal Data and the Purchaser will act as recipient of Transferring Personal Data.

14.4

Between the Signing Date and Completion Date, the Purchaser, as recipient of Transferring Personal Data, shall identify hardware, software, storage space and other resources necessary for the transfer and receipt of the Transferring Personal Data by the Vendor (and by the other member of the Vendor Group which, together with the Vendor is acting as transferors of Transferring Personal Data) to the Purchaser respectively (the “Transfer Environment”).

14.5

Within 10 (ten) Business Days prior to Completion Date, the Purchaser shall provide written notice to the Vendor with details of the Transfer Environment, together with administrative access to the Transfer Environment to allow the Vendor (and the other member of the Vendor Group which, together with the Vendor is acting as transferors of Transferring Personal Data), to transmit Transferring Personal Data to the Purchaser (the “Ready Notice”).

14.6

On Completion Date the Vendor shall and shall procure the other member of the Vendor Group which, together with the Vendor is acting as transferors of Transferring Personal Data, to initiate the transfer of the Transferring Personal Data pursuant to, and in accordance with, the terms of this Agreement (the “Data Transfer).

14.7

The Data Transfer will be completed as soon as technically feasible and, in any event, within 7 (seven) Business Days after Completion. The Purchaser shall provide written notice confirming receipt of Transferring Personal Data following completion of the transfer (the “Completed Transfer Notice).

14.8

It remains understood that, following the completion of the Data Transfer and for the duration of the Transitional Services Agreement, the transferors of Transferring Personal Data shall process the Transferring Personal Data solely for the purposes and in accordance with the obligations set out in a data processing agreement (the “Data Processing Agreement”), to be negotiated in good faith by the parties in the Interim Period and executed between the transferors of Transferring Personal Data and the Purchaser on the Completion Date;

14.9

The Purchaser shall indemnify and hold harmless the Vendor and its Affiliates, on demand, from and against all claims, liabilities, costs, expenses, loss or damage (including consequential losses, loss of profit and loss of reputation and all interest, penalties and legal and other professional costs and expenses) arising out of (i) any breach by the Purchaser or its Affiliates of Applicable Data Protection Laws in connection with the Data Transfer or any processing of the Transferring Personal Data and (ii) any negligence or wilful misconduct of the Purchaser or its employees, agents or sub-contractors in relation to the Transferring Personal Data. For the avoidance of doubt, the Purchaser shall only be liable for breaches or non-compliance in respect of the Transferring Personal Data for which it is a Controller.

14.10

The Parties acknowledge and accept that, for the purposes of the Applicable Data Protection Laws, upon Data Transfer the Purchaser shall become the Controller in respect of the Transferring Personal Data. Accordingly, the Vendor shall not be considered to be in breach of any of its obligations under this Agreement if and to the extent the Purchaser fails to comply with the Data Protection Laws in relation to its own processing of Personal Data.

14.11	With respect to the Transferring Personal Data, the Purchaser shall comply with all Applicable Data Protection Laws, including:
(a)

having in place appropriate technical and organisational security measures to protect the Transferring Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and ensuring that those measures continue to provide an appropriate level of security while the data is under its control, including when the Vendor extracts and transmits the data and when the Purchaser receives and stores the data;

(b)

providing notice to Data Subjects in accordance with Applicable Data Protection Laws, within a reasonable period after Completion in line with the Applicable Data Protection Laws requirements, including providing written notice of the change in controllership. At a minimum, such notice shall include: (i) the effective date of the change in controllership; (ii) the legal name of the new Controller; (iii) the contact details of the new Controller; (iv) a link to the new terms of use (where applicable) and privacy policy for the processing of Transferring Personal Data by the new Controller; (v) information on how Data Subjects can exercise their rights under Applicable Data Protection Laws (including an opt-out procedure for Data Subjects that wish to exercise their rights under Applicable Data Protection Laws) and a deadline by which it must be completed; and (vi) a marketing opt-in procedure for Data Subjects (that have not already opted out of receiving marketing communications), where required in accordance with Applicable Data Protection Law. The Parties shall cooperate in good faith to agree the content of such notice; neither Party shall unreasonably withhold or delay its approval of the notice before it is shared with Data Subjects;

(c)

not sending marketing communications to any Data Subject without having lawfully received opt-in consent to do so from such Data Subject unless the Purchaser may do so otherwise in accordance with the Applicable Data Protection Laws. The Purchaser shall also note and act in accordance with the preference of any Data Subject who subsequently unsubscribes from receiving marketing communications from the Purchaser in accordance with the Applicable Data Protection Laws;

(d)

ensuring that any third party it authorises to have access to the Transferring Personal Data, including Processors, will respect and maintain the confidentiality and security of the Transferring Personal Data, including ensuring access to Transferring Personal Data is provided only to the extent allowed by Applicable Data Protection Laws;

(e)

having in place appropriate processes for management of Data Subjects’ requests and complaints and ensuring that any request received by the Vendor during the Data Transfer period is duly complied with; and

(f)

providing timely assistance to the Vendor and its Affiliates, as reasonably necessary for such persons to comply with their obligations under Applicable Data Protection Laws, including as regards subject access requests or other queries or complaints from Data Subjects or Supervisory Authorities.

14.12

Upon termination of the Transitional Service Agreement, the Vendor shall delete or anonymise all copies of Transferring Personal Data that it no longer requires to perform its obligations under this Agreement or to comply with Applicable Data Protection Laws, save to the extent that it is required by Laws to retain such data;

14.13

The Parties acknowledge that the Data Transfer will not result in a transfer of Personal Data to a Third Country. If any transfer of Personal Data to a country outside the European Economic Area, the United Kingdom or Switzerland is required, the Parties shall implement appropriate safeguards to permit such transfer in accordance with Applicable Data Protection Laws.

15.	EMPLOYEES

United Kingdom

15.1

The Parties agree that the TUPE Regulations shall apply under this Agreement. Subject to a UK Employee’s right to object to the transfer of their employment, the contract of employment between each UK Employee and NAP (excluding any terms relating to the provision of an occupational pension scheme insofar as they relate to benefits for old age, invalidity or survivors, but without prejudice to the applicable Purchaser Group member’s obligations in respect of the UK Employees under section 258 of the Pensions Act 2004) will have effect from the Completion Date as if originally made between the Purchaser and that UK Employee pursuant to the TUPE Regulations.

15.2	In the period prior to the Completion Date:
(a)	the Vendor shall procure that NAP:
(i)	provides the Purchaser with the information required to be given in respect of the UK Employees pursuant to Regulation 11 of the TUPE Regulations; and

(ii)

complies with its obligations pursuant to Regulations 13 and 14 of the TUPE Regulations, subject to the Purchaser (or relevant member of the Purchaser Group) complying with its obligations under Regulation 13(4) of the TUPE Regulations.

(b)

the Purchaser shall comply with its obligations pursuant to Regulation 13(4) of the TUPE Regulations and provide the Vendor with such information as the Vendor may reasonably require for the Vendor (or NAP) to comply with its obligations under Regulation 13 and 14 of the TUPE Regulations.

15.3

All UK Employment Costs relating to the UK Employees shall be apportioned on a time basis so that the part of the UK Employment Costs accruing in the period up to close of business on the day preceding the Completion Date shall be borne and (subject to the terms of Clauses 15.4 and 15.6) discharged by the Vendor or NAP (as procured to do so by the Vendor) and the part of the UK Employment Costs accruing in the period commencing on the Completion Date shall be borne and discharged by the Purchaser.

15.4

Payments made after the Completion Date in respect of UK Employment Costs relating to the UK Employees that have accrued prior to the Completion Date will be prorated. Subject to Clause 15.6, within 10 (ten) Business Days of receiving an invoice and reasonable supporting evidence from the Purchaser detailing the prorated UK Employment Costs that are the responsibility of the Vendor or NAP in terms of Clause 15.3, the Vendor will reimburse the Purchaser for that amount.

15.5

Within 20 (twenty) Business Days after Completion, the Vendor shall or shall procure that NAP shall pay to the Purchaser a sum equal to the value of any holiday accrued by the UK Employees but not taken as at the Completion Date, less the value of any holiday taken in excess of such accrued entitlement and less any holiday pay paid in advance of any of the UK Employees’ entitlements.

15.6

The Purchaser shall on demand by the Vendor indemnify and fully reimburse the Vendor and NAP for all time, from and against all UK Employment Costs and UK Employment Claims incurred, suffered or paid by the Vendor or NAP if the UK Employment Costs and/or UK Employment Claim arises out of or in connection with:

(a)

the employment or engagement of any UK Employee that was a UK Employee on the Signing Date as well as of any UK Replacement Employees or termination of that employment or engagement (by the Purchaser or any member of the Purchaser Group or any third party appointed by the Purchaser) on or after the Completion Date. For the avoidance of doubt, any UK New Employee is expressly excluded from this Clause 15.6(a); or

(b)

the resignation by a UK Employee, before the Completion Date, as a result of a substantial change proposed by the Purchaser (or relevant member of the Purchaser Group or third party appointed by the Purchaser), to the material detriment of that UK Employee, to the terms and conditions of employment or working conditions to apply to that UK Employee after the Completion Date.

15.7	The Vendor shall, or shall procure that NAP shall, on demand by the Purchaser indemnify and fully reimburse the Purchaser for all time, from and against all UK Employment

Costs and UK Employment Claims incurred, suffered or paid by the Purchaser (or relevant member of the Purchaser Group or third party appointed by the Purchaser) if the UK Employment Costs and/or UK Employment Claim arises out of or in connection with:

(a)	the employment or engagement of any UK Employee or termination of that employment or engagement (by the Vendor or NAP) before the Completion Date (subject at all times to Clause 15.6(b));
(b)

the termination of employment of any person other than the UK Employees (by the Vendor or NAP) before the Completion Date, in circumstances where liability for such termination transfers to the Purchaser (or relevant member of the Purchaser Group or third party appointed by the Purchaser) pursuant to the TUPE Regulations;

(c)

the employment or termination of employment of any person (other than the UK Employees) who alleges that their employment transfers to the Purchaser (or relevant member of the Purchaser Group or third party appointed by the Purchaser) by virtue of the operation of the TUPE Regulations to the transaction contemplated by this Agreement, subject to such dismissal taking place within 28 days of the dismissing party becoming aware of such alleged transfer and excluding any liability arising out of a discriminatory act or omission by the dismissing party;

(d)

a failure by the Vendor or NAP to comply with its obligations under regulations 13 and 14 of the TUPE Regulations, save where such failure is because of the Purchaser’s failure (or the failure of the relevant member of the Purchaser Group or third party appointed by the Purchaser) to comply with its obligations pursuant to Regulation 13(4) of the TUPE Regulations; or

(e)

the employment or engagement (by the Purchaser or any member of the Purchaser Group or any third party appointed by the Purchaser) of any UK Replacement Employees but only if the aggregate UK Employment Costs relating to the employment or engagement of all UK Employees (excluding the UK New Employees) as at the Completion Date (exceeds (and in such a case, only to the extent of such excess) the UK Employment Costs for the UK Employees who were originally included in Schedule 10 as at the Signing Date;

(f)

the termination of employment or engagement (by the Purchaser or any member of the Purchaser Group or any third party appointed by the Purchaser) on or after the Completion Date (subject at all times to Clause 15.6(b)) of any UK Replacement Employees, but only if the aggregate liabilities in relation to notice pay and (if any) statutory and contractual redundancy pay in relation to the termination of employment or engagement of the UK Employees (excluding the New UK Employees) exceeds (and in such a case, only to the extent of such excess) the liabilities in relation to notice pay and (if any) statutory and contractual redundancy pay in relation to the termination of employment or engagement of the UK Employees who were originally included in Schedule 10 as at the Signing Date;

(g)	the employment or engagement (by the Purchaser or any member of the Purchaser Group or any third party appointed by the Purchaser) of any UK New Employees; or
(h)

the termination of employment or engagement (by the Purchaser or any member of the Purchaser Group or any third party appointed by the Purchaser) on or after the Completion Date (subject at all times to Clause 15.6(b)) of any UK New Employees.

United States

15.8

The Parties expressly acknowledge and agree that the US Employees are not among the Assets to be transferred by the Vendor (or its Affiliates) to the Purchaser under this Agreement and shall remain an employee of YNAP Corp. until terminated. Therefore, the Purchaser (or any of its Affiliates) will determine, at their sole discretion, whether to offer employment to any of the US Employees after Completion Date, as well as at which terms and conditions. In any case, the Purchaser shall consult in advance with the Vendor as to the modalities and timing of any such new offer for employment (if any), so as to avoid any interference with any possible termination by YNAP Corp. of the current employment relationship with the US Employees.

15.9

It remains agreed and understood for the sake of clarity that YNAP Corp. shall remain free to determine whether to terminate (all or part of) the employment relationships with the US Employees at any time, provided that in such a case (without prejudice to the Purchaser’s commitment regarding the US Employment Contribution Amount) YNAP Corp. will bear all costs (including, but not limited to, severance pay pursuant to the Millville Dallas Airmotive Plant Job Loss Notification Act, (“New Jersey WARN Act”), liabilities and expenses in relation to such terminations. To this extent, the Purchaser expressly acknowledges and agrees that YNAP Corp. shall have the right to issue termination notices to US Employees up to five Business Days after Completion, with at least the 91st day after the date of issuance of such notices being the relevant last day of employment with YNAP Corp.

15.10

The Purchaser expressly agrees and undertakes to pay on-demand to the Vendor (or any of its Affiliates, at the Vendor’s indication) an aggregate amount of USD 250,000.00 as a contribution for the costs incurred by the Vendor (or any of its Affiliates) in relation to YNAP Corp.’s termination of employment with the US Employees (the “US Employment Contribution Amount”).

15.11

Vendor shall bear all the liabilities, obligations and costs relating to (except for the Employment Contribution Amount and excluding Purchaser’s attorneys’ fees, but including prevailing party attorneys’ fees assessed against the Purchaser), and indemnify, defend and hold harmless Purchaser and its Affiliates, employees, members and shareholders, from, any and all Employment Liabilities (as hereinafter defined) with respect to the U.S. Employees, any other employee of YNAP Corp. or any individual independent contractors of YNAP Corp., in each case, arising or resulting from their employment with YNAP Corp. and/or termination from YNAP Corp., including but not limited to (i) any claims under a collective bargaining agreement or Labor and Employment Laws, (ii) wages, salary, benefits, termination, severance or other payments due to US Employees, any other employee of YNAP Corp or any individual independent contractor of YNAP Corp. by YNAP Corp., (iii) any withdrawal liability (as defined under ERISA), including but not limited to any withdrawal liability assessed by any multiemployer pension plan and (iv) any notices, payments, fines or assessments due to any governmental authority pursuant to any laws with respect to the employment, discharge or layoff of such current and former US Employees from YNAP Corp., any other employee of YNAP Corp. or any individual independent contractor engaged by YNAP Corp. in connection with their services provided to YNAP Corp. For purposes hereof, the term “Employment Liabilities” shall mean all obligations or liabilities incurred or suffered as a result of any claim by any US Employee, any other employee of YNAP Corp. or any individual independent contractor of YNAP Corp. that arises from their employment and/or termination from YNAP Corp. under US federal, state or local statute (including, without limitation, the Labor and Employment Laws), regulation or ordinance, the common law or in equity (including any claims for wrongful discharge or otherwise), or under any YNAP Corp. policy, agreement, collective bargaining agreement, understanding or promise, written or oral, formal or informal. For purposes of this Agreement, the term “Labor and Employment Laws” shall mean all federal, state, or local labour and employment statutes, rules, and regulations, including without limitation, National Labor Relations Act, 29 U.S.C. §§151, et seq., the Fair Labor Standards Act, 29 U.S.C. §§201, et seq., the Employee Retirement Income Security Act of 1980 as amended (“ERISA”), Section 1981 through 1988 of Title 42 of the United States Code, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000(e), et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §§2601, et seq., the Rehabilitation Act of 1973, 29 U.S.C. §§701, et seq., the Worker Adjustment and Retraining Notification Act of 1988, the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §§1161, et seq. the Occupational Safety and Health Act, 29 U.S.C. §§651, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., the Older Workers Benefit Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Workers’ Compensation Law, the New Jersey Equal Pay Act, the New Jersey Security and Financial Empowerment Act, the New Jersey Temporary Disability Benefits Law, the New Jersey Earned Sick Leave Law, the New Jersey WARN Act , the New Jersey Civil Union Act, the New Jersey Smoking Law and any other state or local law (statutory, regulatory, or otherwise) or any other federal, state or local human rights, civil rights, wage-hour, wage-payment, pension, labour or employment-related laws, or their respective implementing laws, rules and/or regulation(s). The Parties expressly acknowledge and agree that the obligations on Vendor in this Section, including the obligation to indemnify, defend, and hold harmless, shall not apply to any liabilities, obligations, costs or other Employment Liabilities to the extent resulting or arising from any action or omission of the Purchaser, any of its Affiliates or any of its or their respective officers, directors and/or employees.

16.	INVENTORY
16.1

On or before November 30, 2025, the Purchaser shall provide written notice to the Vendor stating: (a) the portion of the Interporto Inventory to be expressed in terms of percentage of the Inventory Completion Value that shall be delivered to the Purchaser at the Interporto Warehouse and for which ownership shall be deemed to be transferred to the Purchaser on Completion Date pursuant to this Agreement (the “Italian Operating Inventory”) and (b) the residual portion of the Interporto Inventory to be expressed in terms of percentage of the Inventory Completion Value that shall be retained by the Vendor at the Interporto Warehouse at Completion and shall subsequently be delivered to the Purchaser to one or more warehouses subsequently designated by the Purchaser located outside of Italy (each a “Purchaser’s Designated Warehouse”) and for which, in each case, ownership shall be deemed to be transferred on the subsequent date of delivery outside of Italy (the “Deferred Transfer Inventory”).

16.2

During the Interim Period, the Parties shall negotiate and agree in good faith a detailed plan relating to the transportation and delivery of the Deferred Transfer Inventory and other logistical matters related thereto, it being agreed and understood that such timeline shall take into account, and comply with, the Vendor’s capacity in terms of readiness-for-delivery of 15,000 (fifteen thousand) items per week (the “Maximum Weekly Shipment”).

16.3

Commencing on Completion, the Purchaser shall be entitled to instruct the Vendor, not less frequently than once a week, to transport at the cost of the Purchaser an amount of Deferred Transfer Inventory not exceeding the Maximum Weekly Shipment per week (a “Deferred Transferred Inventory Request”). Each such request shall be in a form to be agreed in good faith by the Joint Committee and shall identify the Purchaser’s Designated Warehouse and include, inter alia, a detailed list of the Deferred Transfer Inventory to be transported, including SKU numbers.

16.4

Within 2 (two) Business Days of receipt of a Deferred Transferred Inventory Request, the Vendor shall provide the Purchaser with appropriate documentation, which may include but is not limited to a VAT invoice or bill of transport, relating to such Deferred Transferred Inventory duly executed by the Vendor and the Vendor shall arrange delivery of such Deferred Transferred Inventory to the Purchaser’s Designated Warehouse, which at such delivery time (a) ownership of the such Deferred Transferred Inventory shall, in each case, be transferred to the Purchaser outside of Italy and (b) a portion of the Escrowed Completion Consideration reflecting the relative value of the Inventory shall be released to the Vendor by the Escrow Agent as contemplated by Clause 3.5.

16.5	It remains agreed and understood that ownership of the Clifton Inventory shall be transferred to the Purchaser on Completion Date pursuant to this Agreement, and will remain in the Clifton Warehouse.
16.6

All costs and expenses in connection with the shipping of Inventory from the Interporto Warehouse to a Purchaser’s Designated Warehouse (that will be notified in writing by the Purchaser to the Vendor), including, for the avoidance of doubt, all duties and insurance, will be exclusively borne by the Purchaser. The Purchaser shall promptly reimburse the Vendor for any such costs incurred by the Vendor and/or any of its Affiliates respect thereof. For the Deferred Transfer Inventory, all associated risk of loss or damage of the Inventory will be borne by the Purchaser starting from the time in which the Inventory has been delivered outside of Italy to a Purchaser’s Designated

Warehouse, concurrently with the transfer of the ownership pursuant to Clause 16.4. For the other component of the Inventory (other than the Deferred Transfer Inventory), all associated risk of loss or damage will be borne by the Purchaser upon Completion.

17.	VAT
17.1

All sums payable pursuant to this Agreement are, unless expressly stated otherwise, payable exclusive of any applicable VAT which is properly chargeable thereon. Any amounts in respect of VAT which are payable by any Party to this Agreement shall be payable in accordance with Clause 17.6.

Tax regime of the sale

17.2

Unless stated in or determined pursuant to Clause 17.8 or applicable Law, the sale and purchase and transfer of the Assets shall be regarded as a supply of goods or a supply of services, as the case may be, for the purposes of VAT.

17.3	The Vendor warrants to the Purchaser that
(a)	NAP is a taxable person in the United Kingdom for VAT purposes pursuant to VATA 1994 under registration number GB 243 0645 31;
(b)	it is a taxable person in Italy for VAT purposes pursuant to article 4 of the Presidential Decree No. 633 of 26.10.1972 under registration number 02050461207; and
(c)	it and NAP are using the Assets in the context of the Business operations and will continue to do so until Completion.
17.4	The Purchaser warrants to the Vendor that:
(a)	it or any Affiliate that acts as Recipient pursuant to Clause 17.6 qualifies as entrepreneur under applicable VAT Law at Completion;
(b)

it intends to use the Assets for resale purposes and commercial trading purposes only and, where applicable, provide documentation and certificates to this extent, including but not necessarily limited to a resale exemption certificate for US sales tax purposes;

(c)	it is or will on Completion be a taxable person for VAT purposes and if required by Law it will register for such purposes in accordance with applicable VAT Law; and
(d)	it is not entering into this Agreement as nominee or in any other representative capacity for any other person.
17.5

The Vendor and the Purchaser do not intend that NAP and the Purchaser, and the Vendor shall procure that NAP will not, with the Purchaser, in each case until Completion, make a joint application for the Purchaser to be registered for VAT under the VAT registration number of NAP under regulation 6(1)(d) of the VAT Regulations 1995 (SI 1995/2518).

17.6

If, pursuant to the terms of this Agreement, one Party (or any of its Affiliates) makes a supply (the “Supplier”) to any other Party (or any of its Affiliates) (the “Recipient”) for VAT purposes and, as required by Law, VAT is chargeable on such supply for which the Supplier is required to account to the relevant Tax Authority, the Recipient shall (in addition to and at the same time as any other consideration for such supply) pay an amount equal to such VAT to the Supplier, subject to and conditional on the Supplier issuing a valid VAT invoice to the Recipient in respect of such supply.

17.7

To the extent that the sale and purchase and/or transfers of Assets may be exempted from applicable VAT in its respective jurisdiction where the supply is made due to the Assets being transported outside of their current jurisdiction as part of the sale and purchase and/or transfer of Assets, the Parties agree to

(a)

each fulfil their respective obligations, relevant registrations, or other requirements needed to qualify for such exemption from applicable VAT; including but not limited to the Supplier’s issuance of an accordingly valid VAT invoice to the Recipient, and, as applicable and required, the transport of the Assets beyond the border of their respective jurisdiction; and

(b)	trustfully and reasonably cooperate with each other (including the provision of all relevant information, documents and data),

to achieve such exemption from applicable VAT.

17.8

Notwithstanding Clause 17.6, where applicable the Purchaser and the Vendor shall, before Completion, assess and agree in good faith whether the transfer of the relevant Assets qualifies, or not, as a transfer of going concern for the purposes not subject to VAT (a “TOGC”) by the Vendor for VAT purposes (including, but not limited to, the application of section 49(1) of VATA 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995 in the United Kingdom), and if so, will each use all reasonable endeavours to secure that the sale of the Business and Assets under this Agreement is treated by the relevant Tax Authority as neither a supply of goods nor a supply of services for the purposes of VAT (so that such sale is treated as a TOGC), where claimed to be such a transfer.

17.9

If a Tax Authority, challenges and successfully determines that the sale and purchase of the Business and Assets should not be treated in whole or in part as a TOGC (a “Tax Authority Determination”) then:

(a)	the Parties shall cooperate to the extent reasonable to appeal, dispute or resist such Tax Authority Determination, provided that the Vendor is not obliged to take any action unless:
(i)

it has been indemnified to its reasonable satisfaction by the Purchaser against all reasonable third party costs and expenses that the Vendor has reasonably and properly incurred in taking such action; and

(ii)	where the appeal cannot be made without the Vendor accounting for the VAT determined by the relevant Tax Authority to be due on the sale of the Business and Assets, the Purchaser has paid to the Vendor an amount equal to such VAT, subject to the receipt of a valid VAT invoice; and

(b)

to the extent the Vendor and/or respective Supplier is required by Law to account to a relevant Tax Authority for any VAT (or amounts in respect thereof) which is the subject matter of the Tax Authority Determination, then the Purchaser shall pay an amount equal to such VAT (or amounts in respect thereof) in accordance with Clause 17.6, plus any penalties and/or interest incurred by the Vendor and/or respective Supplier (or member of the VAT group of which the Vendor forms part) in respect thereof.

17.10

It is the common understanding of the Parties that the Purchaser is entitled to a full refund of any VAT payment triggered by the sale and purchase and subsequent transfer of the Italian Operating Inventory (each a “VAT Refund Claim”).

17.11

Should a relevant Tax Authority determine, contrary to the understanding of the Parties, that the Purchaser is not entitled to a VAT Refund Claim (in whole or in part), the Vendor shall indemnify the Purchaser of 50% (fifty percent) of an amount equal to a potential VAT Refund Claim, which directly results from the transfer of the Italian Operating Inventory, and which was disallowed by a relevant Tax Authority based on a written final and binding determination (a “VAT Refund Assessment”). The respective indemnification claim shall be excluded, if and to extent that:

(a)	the respective VAT Refund Claim has been paid (in whole or in part) by an Authority;
(b)

the Purchaser or a Purchaser’s Affiliate has a valid and enforceable claim of repayment of VAT Refund Claim against an Authority that supersedes, in whole or in part, the VAT Refund Assessment, and provided in any case that such enforceable claim will actually result in the payment, set-off, or other comparable economic benefit of the VAT Refund Claim; or

(c)	the VAT Refund Assessment is based on a failure of the Purchaser or a Purchaser’s Affiliate to comply with any compliance obligation (including Clause 17.4 and 17.12 below).
17.12	The Parties agree to trustfully cooperate with each other (including the provision of all relevant information, documents and data).
(a)

Purchaser shall and their respective Affiliates, directors, advisors and other representatives will, reasonably cooperate with Vendor and its Affiliates and advisors in connection with any VAT matter, including the filing of any VAT return, the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal, or litigation.

(b)

Following the sale and purchase of the Italian Operating Inventory, Purchaser shall (i) timely and duly apply vis à vis the relevant Tax Authority for a VAT Refund Claim (a “Relevant VAT Return”) and (ii) inform the Vendor without undue delay about the occurrence of such filing of a Relevant VAT Return.

(c)

Following the sale and purchase of the Italian Operating Inventory, the Purchaser shall duly and timely file any monthly VAT returns as well as any annual VAT returns to the relevant Tax Authority to the extent required under applicable VAT Law and compliant with any applicable VAT Law (including administrative regulations, court rulings, and directives).

(d)	The Purchaser will provide to the Vendor, on written demand of the Vendor, copies of any relevant documentation that is related to the sale, purchase, and transfer of the Italian Operating Inventory.
(e)

Purchaser shall notify Vendor of any announcement or commencement of any administrative or judicial proceeding, decision, or action relating to Taxes including but not limited to Tax assessments, Tax audits, objections, appeals, meetings and correspondence with any Tax Authority and courts concerning the VAT Refund Claim (a “Relevant VAT Proceeding”) The notification shall be made in writing (email being sufficient) within 10 (ten) Business Days (but in no case later than 5 (five) Business Days prior to the expiry of any deadline established under Law or by the relevant Tax Authority for any action (e.g., the lodging of an appeal) in relation to the Relevant VAT Proceeding) after Purchaser became aware of such event and shall contain all material information describing the object of the Relevant VAT Proceeding to a reasonable level of detail and shall include copies of any assessment, material notice or other material document received from any Tax Authority related to the respective Tax.

(f)

Purchaser shall (i) give Vendor the opportunity to participate from the beginning in all Relevant VAT Proceedings from their commencement onwards, (ii) upon Vendor’s request, reasonably challenge and litigate any Tax assessment (including for the avoidance of doubt any VAT Refund Assessment) or other decision of any Tax Authority or court if and to the extent it is related to any Relevant VAT Proceeding and (iii) reasonably comply with any instructions given by Vendor.

17.13

Any respective claim of the Vendor and/or the Purchaser under this Clause 17 shall become time-barred upon expiry of 12 (twelve) calendar months after the respective relevant VAT (underlying such claim) has become finally due and no longer subject to a VAT Refund Claim.

17.14

Where this Agreement requires any Party to reimburse or indemnify another Party for any cost, expense, or liability, references to such “costs”, “expenses” and/or “liabilities” (or similar phrases or expressions) incurred by a person shall include any amount of Irrecoverable VAT.

17.15

The Parties expressly agree that Clause 17 shall also apply mutatis mutandis to the various adjustments, contractual penalties, or other circumstances contemplated by Clause 3.3. To ensure that each adjustment, contractual penalty, or other circumstance will be treated in compliance with any applicable Tax Law, in particular in relation to any applicable VAT Law, the Parties expressly agree to determine in good faith a commercially reasonable determination and allocation of adjustment, contractual penalty, or other circumstance, as the case may be, to ensure such compliance with any applicable Tax Law, especially any applicable VAT Law.

18.	CONFIDENTIALITY AND ANNOUNCEMENTS
18.1	Subject to Clause 18.2, each Party:
(a)	shall treat, and shall procure that its Affiliates treat, as strictly confidential:
(i)

the provisions of this Agreement and the other Transaction Documents (including the identities of the parties to such agreements), their subject matter and any documents referred to therein, and the process of their negotiation;

(ii)	in the case of the Vendor, any information received or held by the Vendor or any of its Representatives which relates to the Purchaser Group or, following Completion, the Business; and
(iii)

in the case of the Purchaser, any information directly or indirectly received or held by the Purchaser or any of its Representatives which relates to the Vendor Group or, prior to Completion, the Business,

(together “Confidential Information”); and

(b)

shall not, except with the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its Representatives in accordance with Clause 18.3 any Confidential Information.

18.2	Clause 18.1 shall not apply if and to the extent that the Party using or disclosing Confidential Information can demonstrate that:
(a)

such disclosure is required by Law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction;

(b)	such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by Clause 22;
(c)	such disclosure is made to a Tax Authority in connection with the legitimate Tax affairs of the disclosing Party or Affiliate thereof;
(d)

the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 18.2;

(e)	has been lawfully disclosed to the relevant Party by a third party and that it has acquired free from any obligation of confidence to any other person;

(f)

such disclosure is to its professional advisers and Affiliates in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same (provided that such persons are required to treat such information as confidential) or

(g)	such disclosure is required to facilitate the obtaining of any consents required for the transfer or assignment of any of the Assets to the Purchaser.
18.3

Each Party undertakes that it shall (and shall procure that its Affiliates shall) only disclose Confidential Information to Representatives where it is reasonably required for the purposes of exercising its rights or performing its obligations under this Agreement or the other Transaction Documents and only where the Representatives are informed of the confidential nature of the Confidential Information and the provisions of this Clause 18.

18.4

No Party shall make any announcement (including any communication to the public, to any customers suppliers or employees of any of the Group Companies) concerning the subject matter of this Agreement without the prior written consent of the other (which shall not be unreasonably withheld or delayed).

18.5	The provisions of this Clause 18 shall survive termination, lapse or Completion, as the case may be, and shall continue for a period of 5 (five) years from the date of this Agreement.
19.	ENTIRE AGREEMENT AND REMEDIES
19.1

This Agreement and the other Transaction Documents together set out the entire agreement between the Parties relating to the sale and purchase of the Assets and, more broadly, the Business, save to the extent expressly set out in this Agreement or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

19.2

Each Party acknowledges and agrees that in entering into this Agreement and the Transaction Documents it has not relied and is not relying on, and shall have no claim or remedy in respect of, any statement, warranty, undertaking, assurance, promise, understanding or other provision made, whether by a party to this Agreement or not, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Agreement or any other Transaction Document.

19.3

Save as expressly set out in this Agreement or any other Transaction Document, the only right or remedy of any Party in relation to any statement, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document and save as expressly set out in this Agreement, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after Completion, and each Party waives any rights of rescission or termination it may have.

19.4

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement and as between any members of the Vendor Group and any members of the Purchaser Group) unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and
(b)	the Vendor and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.
19.5	The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.
20.	WAIVER AND VARIATION
20.1

A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

20.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
20.3

No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

21.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

22.	ASSIGNMENT
22.1

Except as provided in this Clause 22 or as the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

22.2	Any assignment made pursuant to this Clause 22.2 shall be on the basis that:

(a)	the Vendor may discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;
(b)	the liability of the Vendor to any assignee shall not be greater than its liability to the Purchaser; and
(c)	the Purchaser will remain liable for any obligations under this Agreement.
23.	PAYMENTS, SET OFF AND DEFAULT INTEREST
23.1

Any payment to be made pursuant to this Agreement by the Purchaser to the Vendor shall be made to the Vendor’s Bank Account and any payment to be made pursuant to this Agreement by the Vendor to the Purchaser shall be made to the Purchaser’s Bank Account, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment shall be a good discharge by the payor of its obligation to make such payment.

23.2

All payments made by on or on behalf of a Party under this Agreement, or any of the other Transaction Documents, shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. If any such deductions or withholdings are required by Law to be made from any such payments, the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

23.3

Where the Vendor or the Purchaser default in the payment when due of any damages or other sum payable by virtue of this Agreement or any other Transaction Documents the liability of the Vendor or the Purchaser (as the case may be) shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 2% per annum above the base lending rate of HSBC Bank plc from time to time in effect during such period. Such interest shall accrue from day to day and be compounded quarterly and shall be payable without prejudice to any other remedy available to the Vendor or the Purchaser (as the case may be) in respect of such default.

24.	NOTICES
24.1

Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 24.1 and served:

(a)

by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours; or

(b)	by certified e-mail (posta elettronica certificata) or by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent provided that any email sent outside Working Hours shall be deemed given at the start of the next period of Working Hours; or

(c)

by any other method approved in writing by the persons to whom the notice or other communication is required to be sent for the attention of, in which case it shall be deemed to have been given upon such person(s) giving written confirmation for receipt.

24.2	Notices under this Agreement shall be sent for the attention of the person and to the address, or e-mail address, subject to Clause 24.3, as set out below:

For the Vendor:

Name:	YOOX Net-a-Porter Group S.p.A.

For the attention of:	*****

Address:	*****

E-mail address:	*****

with a copy to:

Name:	Latham & Watkins

For the attention of:	*****

Address:	*****

E-mail address:	*****

For the Purchaser:

Name:	TheOGroup, LLC

For the attention of:	Joe Edery

Address:	*****

E-mail address:	*****

with a copy to:

Name:	Anthem Legal Services, LLC

For the attention of:	*****

Address:	*****

E-mail address:	*****

24.3

Any Party to this Agreement may notify the other Party of any change to its address or other details specified in Clause 24.1 provided that such notification shall only be effective on the date specified in such notice or 5 (five) Business Days after the notice is given, whichever is later.

25.	COSTS
25.1

Except as otherwise provided in this Agreement, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents.

25.2

Without prejudice to Clause 17 and as an exception to the foregoing Clause 25.1, the Purchaser shall bear and promptly pay (a) all stamp duty, stamp duty reserve tax, stamp duty land tax and any other similar documentary, registration or transfer Taxes, if any, arising as a result of the entry into, or the implementation of any of the transactions contemplated by, this Agreement or any of the other Transaction Documents and (b) all costs and expenses relating to registering the Transferred Intellectual Property.

26.	FURTHER ASSURANCE
26.1

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at its own cost, promptly execute and deliver such documents and perform such acts as are necessary for the purpose of giving full effect to this Agreement, including the transfer of the Assets.

27.	RIGHTS OF THIRD PARTIES
27.1	A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third parties) Act 1999 to enforce any of its terms.
27.2

Each Party warrants to the other that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a Party to this Agreement.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

29.	GOVERNING LAW AND JURISDICTION
29.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.
29.2

The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

29.3

For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non- contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

30.	PROCESS AGENT
30.1

Without prejudice to any other permitted mode of service, the Parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon:

(a)

The Vendor if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to such person and address in England or Wales as such Party shall notify the Purchaser in writing from time to time; and

(b)

the Purchaser if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to such person and address in England or Wales as such Party shall notify the Vendor in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant Party or received by such Party.